Exhibit 2.1

AGREEMENT
AND
PLAN OF MERGER
BY AND BETWEEN
FAMILY HOME HEALTH SERVICES, INC.
AND
ADCARE HEALTH SYSTEMS INC.

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into this ___day of June 2007, by and between: (a) AdCare Health Systems Inc, an Ohio corporation (together with its subsidiaries, affiliates, successors-in-interest, and assigns, referred to as “Adcare, and (b) Family Home Health Services, Inc., a Nevada corporation (together with its subsidiaries, affiliates, successors-in-interest, and assigns, collectively referred to as “Family”). Family and Adcare are referred to herein as a “Party” and, collectively, as the “Parties.”
RECITALS:
     WHEREAS, the Board of Directors of Adcare and Family deem it advisable and in the best interests of each corporation and its stockholders that, subject to such conditions as are described in this Agreement, Adcare combine with Family in order to advance the long-term business interests of Adcare, Family and their respective stockholders;
     WHEREAS, the business combination of Adcare and Family shall be effected through a merger (the “Merger”) of Family into Adcare in accordance with the terms of this Agreement and the Ohio Revised Code and the Nevada Revised Statutes, as a result of which Adcare shall be the surviving entity;
     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Adcare’s willingness to enter into this Agreement, Messrs Kevin Ruark and James Pilkington, majority stockholders and senior managers of Family, have agreed to vote their shares in favor of the transactions contemplated in this Agreement at any meeting of Family Stockholders in connection herewith;
     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Family’s willingness to enter into this Agreement, the stockholders of Adcare listed on Schedule A have entered into Stockholder Agreements, dated as of the date of this Agreement (the “Adcare Stockholder Agreements”), pursuant to which such stockholders have, among other things, agreed as stockholders to vote all of the shares of capital stock of Adcare that such stockholders own in favor of the Merger; and;
     WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”).
AGREEMENT:
     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties set forth herein and other valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE 1
DEFINITIONS
     “Acquisition Proposal” means (i) any inquiry, proposal or offer for (A) the dissolution or liquidation of Adcare or any of its Subsidiaries or of Family or any of its Subsidiaries (B) a merger, consolidation, tender offer, recapitalization, share exchange or other business combination involving 25% or more of Adcare’s or Family’s equity securities, (ii) any proposal for the issuance by Adcare or of Family of over 25% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 25% of the equity securities or consolidated total assets of Adcare or of Family, in each case other than the Merger contemplated by this Agreement.
     “Action” shall mean any action, order, writ, injunction, judgment or decree outstanding or suit, litigation, proceeding, arbitration, audit or investigation by or before any Governmental Entity.
     “Adcare Capital Stock” shall mean the Adcare Common Stock and Adcare Preferred Stock.
     “Adcare Common Stock” shall mean the Common Stock, no par value, of Adcare.
     “Adcare Preferred Stock” shall mean the Preferred Stock, no par value, of Adcare.
     “Adcare Stockholders” mean the holders of Adcare Capital Stock immediately prior to the Effective Time and the holders of outstanding rights to acquire Adcare Capital Stock pursuant to the exercise of outstanding warrants, options and other rights to acquire Adcare Capital Stock.
     “Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.
     “Ancillary Agreements” shall mean the Certificates of Merger, each Adcare Stockholder Agreement, the officers’ certificates delivered pursuant to Sections 12.2(a) and 12.3(a), and each employment agreement provided for in Section 10.3.
     “Assets” shall mean, with respect to any Person, the right, title and interest of such Person, in their properties, assets and rights of any kind, whether tangible or intangible, real or personal, including without limitation the right, title and interest in the following:
          (a) all Contracts;
          (b) all Fixtures and Equipment;
          (c) all Facilities;
          (d) all inventory;
          (e) all Books and Records;
          (f) all Intellectual Property;
          (g) all Permits;
          (h) all return and other rights under or pursuant to all warranties, representations and guarantees made by suppliers and other third parties in connection with the Assets or services furnished to such Person;
          (i) all cash, accounts receivable, deposits and prepaid expenses; and
          (j) all goodwill.
     “Benefit Arrangement” shall mean any employment, consulting or severance arrangement or policy and each plan, arrangement, program, agreement or commitment providing for insurance coverage, workers’

compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (a) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (b) is or has been entered into, maintained, contributed to or required to be contributed to by a Person or an ERISA Affiliate or under which the Person or any ERISA Affiliate may incur any liability or obligation, and (c) covers any employee, former employee, consultant or director of the Person or any ERISA Affiliate (with respect to their relationship with such entities).
     “Blue Sky Laws” shall mean state securities “blue sky laws.”
     “Books and Records” shall mean, with respect to any Person, (a) all product, business and marketing plans, sales and promotional literature and artwork relating to the Assets or the business of such Person and (b) all books, records, lists, ledgers, financial data, files, reports, product and design manuals, plans, drawings, technical manuals and operating records of every kind relating to the Assets or the business of such Person, in each case whether maintained as hard copy or stored in computer memory.
     “Business Day” shall mean each day other than Saturdays, Sundays and days when commercial banks are authorized to be closed for business in Columbus, Ohio.
     “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq., as amended.
     “Certificate” shall mean an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Family Capital Stock.
     “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor law.
     “Contracts” means, with respect to any Person, all agreements, contracts, obligations, binding commitments and binding arrangements (a) to which such Person is a party, (b) under which such Person has any rights, (c) under which such Person has any Liability or (d) by which such Person or any Asset of such Person is bound, including, in each case, all amendments, modifications and supplements thereto.
     “Daily Per Share Price” shall mean, for any trading day, the last reported sale price per share of: (a) Adcare Stock as reported by the American Stock Exchange for that day; or, (b) Family Stock as quoted on the “Pink Sheets” quotation system.
     “Disclosure Schedules”, including the “Adcare Disclosure Schedule,” and the “Family Disclosure Schedule” means those schedules to this Agreement setting forth certain information specified herein which shall be delivered by each of the Parties to the other Parties by June 30, 2007.
     “Employee Plans” shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans, Welfare Plans and Employment Agreements.
     “Encumbrances” shall mean any lien, pledge, option, right of first refusal, charge, easement, security interest, deed of trust, mortgage, right-of-way, covenant, condition, restriction or encumbrance of third parties.
     “Environmental Laws” shall mean any federal, state or local law, statute, ordinance, order, decree, rule or regulation relating to: (a) the preservation or reclamation of natural resources, (b) releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Materials; (c) the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde or any other Hazardous Material;

(d) the treatment, storage, disposal or management of Hazardous Materials; (e) exposure to toxic, hazardous or other controlled, prohibited or regulated substances; or (f) the transportation, release or any other use of Hazardous Materials, including CERCLA, EPCRA, HTMA, RCRA, TSCA, the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq., the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., and the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., and other comparable state and local laws and all rules and regulations promulgated pursuant thereto or published thereunder.
     “EPCRA” shall mean the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq., as amended.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” shall mean, with respect to a Person, any entity which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of “affiliated service group” with, the Person as defined in Section 414(b) or (c) of the Code or, solely for the purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, as defined in Section 414(m) or (o) of the Code.
     “Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Exchange Ratio” shall mean that multiplier which results in the following percentages of ownership of the Surviving Corporation at the Effective Time: (a) Adcare Stockholders will own Thirty-Five (35) percent of the issued shares of the Surviving Corporation; and, (b) Family Stockholders will own Sixty-Five (65) percent of the issued shares of the Surviving Corporation.
     “Facilities” shall mean, as to any Person, all plants, offices, manufacturing facilities, stores, warehouses, administration buildings and all real property and related facilities owned, leased or used by such Person.
     “Family Capital Stock” shall mean the Family Common Stock and Family Series A Preferred Stock.
     “Family Common Stock” shall mean the common shares, $0.001 par value, of Family.
     “Family Series A Preferred Stock” shall mean the Series A Preferred Stock, $0.001, of Family.
     “Family Stockholders” mean the holders of Family Capital Stock immediately prior to the Effective Time and the holders of outstanding rights to acquire Family Capital Stock pursuant to the exercise of outstanding warrants, options and other rights to acquire Family Capital Stock.
     “Fixtures and Equipment” shall mean, with respect to any Person, all of the furniture, fixtures, furnishings, machinery and equipment owned, leased or used by such Person and located in, at or upon the Facilities of such Person.
     “GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.
     “Governmental Entities” shall mean all courts, regulatory or administrative agencies, commissions or other governmental authorities, bodies or instrumentalities, domestic or foreign.

     “Hazardous Materials” shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under applicable Environmental Laws or the release of which is regulated under applicable Environmental Laws. Without limiting the generality of the foregoing, the term includes: “hazardous substances” as defined in CERCLA; “extremely hazardous substances” as defined in EPCRA; “hazardous waste” as defined in RCRA; “hazardous materials” as defined in HMTA; a “chemical substance or mixture” as defined in TSCA; crude oil or petroleum products; radioactive materials, including source, byproduct or special nuclear materials; asbestos or asbestos-containing materials; chlorinated fluorocarbons; and radon.
     “HTMA” shall mean the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et seq., as amended.
     “Intellectual Property” shall mean all (a) U.S. and foreign patents, patent applications, patent disclosures and improvements thereto, including petty patents and utility models and applications therefor, (b) U.S. and foreign trademarks, service marks, trade dress, logos, trade names and corporate names and the goodwill associated therewith and registrations and applications, extensions or renewals for registration thereof, (c) U.S. and foreign copyrights and registrations and applications, extensions or renewals for registration thereof, (d) U.S. and foreign mask work rights and registrations and applications, extensions or renewals for registration thereof, (e) trade secrets, (f) inventions, formulae, tools, methods, processes, designs, know-how or other data or information, (g) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, records, data and mask works; (h) World Wide Web addresses, domain names and sites; (i) copies and tangible embodiments of any of the items described in the foregoing (a) through (g) and (j) licenses of any rights with respect to any of the items described in the foregoing (a) through (i).
     “IRS” shall mean the United States Internal Revenue Service or any successor agency.
     “Knowledge” shall mean with respect to any Person, the actual knowledge of such Person after the due inquiry of a prudent individual in similar circumstances. Family and Adcare shall be deemed to have “Knowledge” of a particular fact or other matter if any of its directors or the following officers or management employees has Knowledge of such fact or other matter.
     “Liability” shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured or other.
     “Material Adverse Effect” shall mean, with respect to a Person, any event, fact or circumstance that has significant or substantial adverse effect or significant or substantial adverse change in the assets, liabilities, business, operations, results of operations or condition (financial or otherwise) of such Person, taken as a whole, or, if such Person is a Party, on the ability of such Person to consummate the transactions contemplated hereby including but not limited to any delisting or notice of delisting by the American Stock Exchange of Adcare’s Common Stock or Common Stock and any default event or notice of default received under any banking relationship by either Party; provided, however, that any adverse change, event, circumstance or development with respect to, or effect resulting from (A) general economic conditions or conditions generally affecting the Party’s industry, except in either case to the extent such Party is materially disproportionately affected thereby, (B) the announcement or pendency of the Merger or any other transactions expressly contemplated hereby, (C) compliance with the terms and conditions of this Agreement, (D) any change in the stock price or trading volume of either company, or (E) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof shall not in and of itself constitute, or otherwise be considered in determining whether there exists, a Material Adverse Effect.
     “Multiemployer Plan” shall mean any “multiemployer plan,” as defined in Section 3(37) of ERISA, (a) which a Person or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which a Person or any ERISA Affiliate may incur any liability or obligation and (b) which covers any employee or former employee of the Person or any ERISA Affiliate (with respect to their relationship with such entities).
     “NRS” shall mean the Nevada Revised Statutes.
     “ORC” shall mean the Ohio Revised Code.
     “Party Contract” with respect to a party shall mean the following Contracts:
          (a) all written management, compensation, employment or other Contracts entered into with any executive officer, director or key employee of such party;
          (b) all Contracts which provide for Liability to the party in excess of $25,000.00, which are not terminable by such party on less than 30 days notice;
          (c) all contracts under which such party has any outstanding indebtedness, obligation or liability for borrowed money or the deferred purchase price of property or has the right or obligation to incur any such indebtedness, obligation or liability, in each case in an amount greater than $25,000.00 and in the aggregate more than $50,000.00;
          (d) all Contracts providing for indemnification of any Person with respect to Liabilities relating to any current or former business of such party, other than customary indemnification provisions contained in Contracts for the purchase of supplies or the sale of inventory in the ordinary course of business, in an individual amount or potential amount greater than $25,000.00 or in the aggregate more than $50,000.00;
          (e) all Contracts under which such party has directly or indirectly guaranteed any Liabilities of any Person in an individual amount or potential amount greater than $25,000.00 or in the aggregate more than $50,000.00;
          (f) all Contracts which limit the ability of such party to compete in any line of business or with any Person or in any geographic area or which limit the ability of such party with respect to the development, manufacture, marketing, sale or distribution of, or other rights with respect to, any products or services;
          (g) all Contracts concerning a partnership, joint venture or joint development;
          (h) all Contracts relating to acquisitions or dispositions of any business or product line;
          (i) all material Contracts pursuant to which such party has agreed to pay a rebate other than any such Contracts entered in the ordinary course of business consistent with past practice;

          (j) all material Contracts pursuant to which such party has licensed from or to a third party any Intellectual Property (except any such agreements relating to commercially available off the shelf software);
          (k) all Contracts providing for or granting an Encumbrance upon any material Asset of such party (other than a Permitted Encumbrance);
          (l) all Contracts providing for or containing confidentiality and non-disclosure obligations (other than standard non-disclosure forms signed by employees generally); and
          (m) all other material Contracts.
     “Pension Plan” shall mean any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (a) which a Person or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or has been maintained, administered or contributed to or required to be contributed to, or under which the Person or any ERISA Affiliate may incur any liability and (b) which covers any employee or former employee of the Person or any ERISA Affiliate (with respect to their relationship with such entities).
     “Permits” means all consents, licenses, permits, certificates, variances, exemptions, franchises and other approvals issued, granted, given, or otherwise made available by any Governmental Entity.
     “Permitted Encumbrances” shall mean (a) those Encumbrances that result from all statutory or other liens for Taxes or assessments (1) which are not yet due and payable or (2) the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP; (b) those Encumbrances that result from any cashiers’, landlords’, workers’, mechanics’, carriers’, materialmens’, suppliers’ or repairers’ lien and other similar Encumbrances imposed by law or incurred in the ordinary course of business in respect of obligations which are not overdue; (c) those Encumbrances imposed by any law, rule, regulation, ordinance or restriction promulgated by any Governmental Entity, other than those created by agreement with a Governmental Entity; (d) those Encumbrances that result from all leases, subleases or licenses to which Family or Adcare is a party; (e) any title exception set forth Section 1(a) of the Family or Adcare Disclosure Schedule; and (f) all other Encumbrances which, individually, or in the aggregate, do not detract from or interfere with or impair the use, value or marketability of the Asset subject thereto or affected thereby or the conduct of a Person’s business.
     “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, governmental agency or instrumentality, or any other entity.
     “Prohibited Transaction” means a transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively.
     “RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq., as amended.
     “Representative” shall mean, with respect to any Person, that Person’s officers, directors, employees, financial advisors, agents or other representatives.
     “SEC” shall mean the Securities and Exchange Commission.

     “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Stock Price” shall mean the average of the Daily Per Share Prices for the ten consecutive trading days ending on the trading day two days prior to the date on which such price is to be determined.
     “Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, joint venture, association or other entity, of which (a) such Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions; (b) such Person is a general partner, manager or managing member or (c) such Person holds a majority of the equity economic interest.
     “Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
     “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “TSCA” shall mean the Toxic Substances Control Act, 15 U.S.C. 2601, et seq., as amended.
     “Welfare Plan” shall mean any “employee welfare benefit plan” as defined in Section 3(1) of ERISA, (a) which Family or Adcare or any ERISA Affiliate of Family or Adcare maintains, administers, contributes to or is required to contribute to, or under which Family or Adcare or any ERISA Affiliate of Family or Adcare may incur any liability or obligation and (b) which covers any employee or former employee, consultant or director of Family or Adcare or any ERISA Affiliate of Family or Adcare (with respect to their relationship with such entities).
ARTICLE II
THE MERGER
     2.1 The Merger. In accordance with the provisions of this Agreement, at the Effective Time (as hereinafter defined), the separate existence of Family shall cease and Family shall be merged with and into Adcare. Adcare as merged shall be the surviving corporation and shall continue its corporate existence under the laws of the State of Ohio (the “Surviving Corporation”) unimpaired and unaffected by the Merger. Family and Adcare are sometimes hereinafter collectively referred to as the “Constituent Corporation(s).”
     2.2 Effective Time. The Merger shall become effective upon the later of (a) the effective filing of a Certificate of Merger, the effective filing of Articles of Merger with the Secretary of State of Nevada or (c) with the Secretary of State of Ohio in accordance with the provisions of the ORC or (b) at such later time as is established by Adcare and Family and set forth in the Certificate of Merger (the “Effective Time”). Family and Adcare agree to file the aforementioned Certificates of Merger at the time of the Closing, as hereinafter defined or as soon as practicable thereafter.

     2.3 Effect of the Merger.
          (a) The Surviving Corporation shall, without transfer, thereupon and thereafter possess all assets and property of every description, and every interest therein, wherever located, and the rights privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, and be subject to all of the restrictions, disabilities, and duties of each of the Constituent Corporations, and all obligations of, or belonging to, or due to, either of the Constituent Corporations, shall be vested in the Surviving Corporation without further act or deed; all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises, and authority shall thereafter be the property of the Surviving Corporation as effectively as when they were the property of the Constituent Corporations, and the title to any real estate or any interest therein vested in either of the Constituent Corporations shall not revert or in any way be impaired by reason of the Merger; all rights of creditors and all liens upon any property of the Constituent Corporations existing as of the Effective Time shall be preserved unimpaired; and all debts, liabilities, and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities, and duties had been incurred for or by it; and any action or proceeding, whether civil, criminal, or administrative, pending by or against either Constituent Corporation shall be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in any such action or proceeding.
          (b) All corporate acts, plans, policies, contracts, approvals, and authorizations of Family and its stockholders, Board of Directors, committees elected or appointed by its Board of Directors, officers, and agents that were valid and effective immediately prior to the Effective Time shall be taken for all purposes as the acts, plans, policies, contracts, approvals, and authorizations of the Surviving Corporation and shall be effective and binding thereon as the same were with respect to Family.
     2.4 Closing. The Closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on a date to be specified by Adcare and Family (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article XII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) at the offices of Carlile Patchen &Murphy in Columbus, Ohio or at such other place and on such other date as Adcare and Family may mutually agree in writing.
     2.5 Articles of Incorporation, Code of Regulations and Directors and Officers.
          (a) The Articles of Incorporation of Adcare shall be the Articles of Incorporation of the Surviving Corporation until amended as provided by law.
          (b) The Code of Regulations of Adcare shall be the Code of Regulations of the Surviving Corporation until amended as provided by law.
     2.6 Directors and Officers. The directors and officers of Adcare immediately prior to the Effective Time shall be the initial directors and officers, respectively, of the Surviving Corporation from and after the Effective Time, each to hold office in accordance with the Articles of Incorporation and the Code of Regulations of Adcare until their successors are elected or appointed and qualified or until their resignation or removal.

     2.7 Stockholder and Director Approvals.
          (a) Family and, Adcare shall each submit, for consideration, approval and adoption at Special Meetings of Stockholders, convened, as soon after the date hereof as is possible (or if feasible, by means of written consent in lieu of a Special Meeting) the Merger and all other actions contemplated by this Agreement that require approval and adoption by their respective stockholders.
          (b) In submitting the Merger to its stockholders, Family agrees to furnish its stockholders with copies of Adcare’s Annual Report on Form 10-KSB for its fiscal year ended December 31, 2006, as amended and copies of all of Adcare’s other filings with the SEC made thereafter.
          (c) As promptly as practicable after the execution of this Agreement, Adcare, in cooperation with Family, shall prepare and file with the SEC a Registration Statement on Form S-4 pursuant to which the Adcare Common Stock issued in connection with the Merger shall be registered under the Securities Act (the “Registration Statement”), in which the proxy statement/prospectus to be sent to the stockholders of Adcare in connection with the meeting of Adcare’s stockholders to consider and approve the Merger (the “Proxy Statement/Prospectus”) shall be included as a prospectus. Each of Adcare and Family shall respond to any comments of the SEC and shall use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings, and Adcare, subject to the requirements of Section 2.7(a) above, shall cause the Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective under the Securities Act. Adcare shall use its commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement, Adcare shall promptly inform Family of such occurrence and Adcare and Family shall cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Adcare, such amendment or supplement.
          (d) Adcare and Family shall promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.
ARTICLE III
CONVERSION OF SHARES
     3.1 Conversion. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:
          (a) All shares of the Family Capital Stock issued and outstanding immediately prior to the Effective Time (except for shares of Family Capital Stock held as treasury shares of Family or by any wholly owned subsidiary of Family and any shares of Family Capital Stock owned by Adcare or any other wholly owned subsidiary of Adcare, all of which shall be retired and cancelled) shall automatically be converted by reason of the Merger and without any action by the holders thereof into and become shares of Adcare Common Stock as set forth herein. Subject to Section 3.2, each share of Family Capital Stock (other than shares to be cancelled in accordance with Section 3.1(b)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into and represent the right to receive that number of validly issued, fully paid and nonassessable shares of Adcare Common Stock, which is equal to the Exchange Ratio. As of the Effective Time, the shares of Family Capital Stock so converted shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Family Capital Stock shall cease to have any rights with respect thereto, except the right to receive the Adcare Common Stock pursuant to this Section 3.1(a), any cash in lieu of fractional Adcare Common Stock to be issued or paid in consideration therefor and any dividends or distributions payable pursuant to Section 3.7 upon the surrender of such certificate in accordance with Section 3.5, without interest.
     3.2 Stock Options and Warrants. Each option to purchase shares of Family Common Stock set forth on Schedule 3.2 attached hereto (each a “Family Stock Option”) and each warrant purchase shares of Family Common Stock (each a “Family Stock Warrant”) set forth on Section 3.2 of the Family Disclosure Schedule outstanding immediately prior to the Effective Time shall be assumed by Adcare and each Family Stock Option and each Family Stock Warrant shall be deemed to constitute, as appropriate, an option or warrant to acquire, on the same terms and conditions as were applicable under such Family Stock Option or Family Stock Warrant immediately prior to the Effective Time a number of shares of Adcare Common Stock into which each share of Family Common Stock or Family Stock Warrant outstanding immediately prior to the Effective Time was converted at the Effective Time.
     3.3 Fractional Shares. Adcare shall not issue fractional shares of Adcare Common Stock pursuant to the provisions of 3.1(b) or 3.1(c) immediately above, but, in lieu thereof, shall make a cash payment equal to the product of the Stock Price multiplied by the fraction of a whole share represented by the fractional share.
     3.4 Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any reclassification, stock split, consolidation, reverse split, stock dividend (including any dividend or distribution of securities convertible into Adcare Common Stock or Family Capital Stock), reorganization, capital redemption or repayment, bonus issue, recapitalization or other like change with respect to Adcare Common Stock or Family Capital Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.
     3.5 Exchange of Certificates.
          (a) If the Merger is approved by the stockholders of both Family and Adcare, after the Effective Time, each holder of an outstanding Certificate or Certificates may, but is not required to, surrender such Certificate or Certificates to Family or to such bank or trust company designated by Family to act as agent for the surrender and exchange of the Certificates along with such other documents as may be deemed necessary by Family, the Surviving Corporation or Adcare effectively to surrender and exchange such Certificate or Certificates. From and after the Effective Time and until Certificates are surrendered for exchange or registration of transfer, all Certificates shall be deemed for all purposes to represent and evidence the number of shares of Adcare Common Stock into which they were so converted under the terms of Section 3.1(a) of this Agreement.
          (b) After the Effective Time, whenever Certificates are presented for exchange or registration of transfer, Adcare shall cause to be issued in respect thereof certificates representing the number of shares of Adcare Common Stock into which the surrendered shares of Family Capital Stock were so converted under the terms of Section 3.1(a) of this Agreement. If certificates for Adcare Common Stock are to be delivered to or in the name of a person other than the person in whose name a surrendered Certificate is registered, the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting the transfer shall pay to Adcare all transfer or other taxes required by reason of the change in ownership or establish to Adcare’s satisfaction that such taxes have been or are not required to be paid.
          (c) If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit in form and substance satisfactory to Adcare of that fact by the person claiming the certificate to be lost, stolen or destroyed (“Lost Stock Affidavit”) and subject to such other conditions as Adcare may reasonably impose, Adcare shall issue in exchange for the lost, stolen or destroyed certificate a certificate representing the number of shares of Adcare Common Stock into which the shares of Family Capital Stock represented by the lost, stolen, or destroyed certificate were so converted under the terms of Section 3.1(a) of this Agreement. When authorizing the issuance of the shares of Adcare Common Stock in exchange therefore, Adcare may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such a certificate to give Adcare a bond or other indemnity in any amount reasonably satisfactory to Adcare against any claim arising against Adcare with respect to the stolen or destroyed certificate.
     3.6 Full Satisfaction. All shares of Adcare Common Stock into which Family Capital Stock shall have been converted pursuant to this Article 3 shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted shares and shall, when issued pursuant to the provisions hereof, be validly issued, fully paid, and nonassessable.
     3.7 Dividends and Distributions. No dividends or other distributions declared or made after the Effective Time with respect to Adcare Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Family Certificate until the holder of record of such Family Certificate shall surrender such Family Certificate or Lost Stock Affidavit and comply with such other conditions that Adcare may impose with respect to such Lost Stock Affidavit. Subject to the effect of applicable laws, following surrender of any such Family Certificate, or Lost Stock Affidavit and compliance with such other conditions that Adcare may impose with respect to such Lost Stock Affidavit, there shall be issued and paid to the record holder of the Family Certificate, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole Adcare Common Stock, without interest, and, at the appropriate payment date, the amount of dividends or other distributions having a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender that are payable with respect to such whole Adcare Common Stock.
ARTICLE IV
DISSENTING STOCKHOLDERS
     4.1 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, any shares of Family Capital Stock which are “dissenting shares” (as defined by the NRS) (“Dissenting Shares”), shall not be converted into or represent a right to receive Adcare Common Stock pursuant to Article III, but the holder thereof shall only be entitled to such rights as are granted by the NRS. Each holder of Dissenting Shares who becomes entitled to payment therefor pursuant to the NRS shall receive payment from Family in accordance with the NRS; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish his entitlement to appraisal rights as provided in the NRS, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn his demand for appraisal thereof or lost his right to appraisal and payment therefor under the NRS or (iii) if neither any holder of Dissenting Shares which are shares of Family Capital Stock shall have filed a petition demanding a determination of the fair value of all Dissenting Shares of Family Capital Stock within the time provided in the NRS, such holder or holders (as the case may be) of Family Capital Stock shall forfeit the right to appraisal of such shares of Family Capital Stock.
     4.2 Loss of Appraisal Rights. Notwithstanding the provisions of Section 4.1, if any holder of shares of Family Capital Stock who demands appraisal of such shares under the NRS shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive Adcare Common Stock and cash for any fractional shares as provided in Article III, without interest thereon, upon surrender of the certificate representing such shares.

     4.3 Notice of Appraisal Rights. Family shall give Adcare prompt notice of any written demands for appraisal of any shares of Family Capital Stock, withdrawals of such demands, and any other instruments served pursuant to the NRS and received by Family. Family shall give Adcare the opportunity to participate in all negotiations and proceedings with respect to such demands. Family shall not, except with the prior written consent of Adcare, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF FAMILY
     Family represents and warrants to Adcare:
     5.1 Organization and Standing of Family. Family is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. Family has full requisite corporate power and authority to carry on its business as it is now being conducted and as proposed to be conducted, and to own, operate, and lease the properties now owned, operated, or leased by it. Family is duly authorized and qualified to carry on its business in the manner as now conducted and as proposed to be conducted in each state in which authorization and qualification is required except where the failure to be so qualified would not have a Material Adverse Effect on Family. Section 5.1 of the Family Disclosure Schedule sets forth a list of the jurisdictions in which Family is qualified to transact business. Family has made available to Adcare and its representatives as requested true, correct and complete copies of the contents of Family’s minute book, which are accurate in all respects and set forth fully and fairly all of the Family’s transactions. Family has delivered to Adcare complete and accurate copies of the Articles of Incorporation and Bylaws of Family each as amended to date.
     5.2 Capitalization of Family. The authorized Family Capital Stock consists of 100,000,000 million shares of common stock, 26,851,273 of which were issued and outstanding prior to the Effective Time, and 10,000,000 shares of preferred stock, 6,983,738 of which have been designated Series A Preferred Stock, 6,983,738 of which were issued and outstanding prior to the Effective Time. The shares of Family Capital Stock issued and outstanding prior to the Effective Time are, and all shares of Family Capital Stock subject to issuance as specified in this Section 5.2 will be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly and validly authorized and issued, fully paid and non-assessable, and were not or will not be issued in violation of the pre-emptive rights of any current or former stockholder. The rights, privileges and preferences of the Family Preferred Stock are as stated in the Articles of Incorporation of Family and the Merger does not and will not constitute a “Liquidity Event” under the Articles of Incorporation of Family. The shares of Family Capital Stock issued and outstanding prior to the consummation of the Merger were issued, and all secondary transfers of such shares permitted by Family were made, in compliance with all applicable law (including, without limitation, available exemptions from the securities offering registration requirements of federal and state law). Except for (i) reservation of a sufficient number of shares of Family Common Stock issuable upon conversion of the outstanding shares of Family Preferred Stock, (ii) 14,263,083 shares of Family Common Stock issuable upon the exercise of outstanding options (“Family Stock Options”) and/or reserved for issuance upon the exercise of warrants, no warrant, call, subscription, convertible security, or commitment of any kind obligating Family to issue any Family Capital Stock exists. There is not any compensation plan applicable to any of the officers, directors, or employees of Family under which compensation accrued or payable is determined, in whole or in part, by reference to Family Capital Stock. Except as set forth on Section 5.2 of the Family Disclosure Schedule, there are no agreements or commitments obligating Family to repurchase or otherwise acquire any Family Capital Stock., Family has no rights of repurchase or redemption right or right of first refusal with respect to any shares of Family Capital Stock, and the vesting of any Family Stock Options or Family Stock Warrants will not be accelerated in any way by the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following consummation of the Merger. Family has provided to Adcare accurate and complete copies of Family’s Non-employee Director Compensation Plan and the 2006 Stock Plan.
     5.3 Subsidiaries and Other Ventures. Except as disclosed at Section 5.3 of the Family Disclosure Schedule, Family has no subsidiaries or affiliated corporations, and owns no capital stock, bond, or other security of, or has any equity or proprietary interest in, any corporation, partnership, joint venture, trust, or unincorporated association.
     5.4 Ownership of Stock. All Family Capital Stock is and all shares of Family Capital Stock subject to issuance as specified in Section 5.2 above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, owned free and clear of any Encumbrances. None of the outstanding shares of Family Capital Stock is subject to any voting trust, voting agreement, or other agreement or understanding with respect to the voting thereof, nor is any proxy in existence with respect to any such shares.
     5.5 Capacity to Enter into Agreement. Family has all requisite corporate power and authority to enter into this Agreement, the Ancillary Agreements and all other agreements, documents and instruments to be executed in connection herewith and, subject only to the adoption of this Agreement and the approval of the Merger (the “Family Voting Proposal”) by Family Stockholders under the NRS, to consummate the transactions contemplated by this Agreement. . The execution and delivery by Family of this Agreement, the Ancillary Agreements and all other agreements, documents and instruments to be executed by Family in connection herewith have been authorized by all necessary corporate action by Family, other than for the approval of the stockholders of Family, which will be sought pursuant to this Agreement. When this Agreement, the Ancillary Agreements and all other agreements, documents and instruments to be executed by Family in connection herewith have been executed by Family and delivered to Adcare, this Agreement, the Ancillary Agreements and such other agreements, documents and instruments will constitute the valid and binding agreements of Family enforceable against Family in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
     5.6 Conflicts. Except as set forth on Section 5.6 of the Family Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Agreements, the performance by Family of its obligations hereunder and thereunder, and the consummation of the transactions contemplated by this Agreement hereby or thereby will not (a) violate, conflict with or result in (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any lien on Family’s Assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license or other agreement, instrument or obligation to which Family is a party or by which it or any of its properties or Assets may be bound or affected, (b) violate any statute, law, ordinance, rule, regulation or judgment, decree or order of any Governmental Entity, applicable to Family or any of its Assets, (c) result in the creation of any Encumbrance upon any Assets or business of Family pursuant to the terms of any Contract, permit, authorization, or any order, judgment or decree to which Family is a party or by which Family or any of its Assets are bound or encumbered, or (d) violate any provision in the charter documents, bylaws or any other agreement affecting the governance and control of Family.
     5.7 Consents. Except as set forth on Section 5.7 of the Family Disclosure Schedule, no consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any other person, which has not been obtained, is necessary in connection with the execution, delivery, or performance of this Agreement by Family, other than for the approval of the stockholders of Family, which will be sought pursuant to this Agreement.
     5.8 Family Financial Statements. Family has delivered or shall deliver to Adcare or its representatives copies of the following financial statements (including, in each case, any related notes and schedules) (hereinafter collectively referred to as the “Family Financial Statements”): the (a) audited balance sheets as of December 31, 2006 (the “Family Balance Sheet”) which shall be delivered to Adcare as soon as is practicable and for December 31, 2005 and December 31, 2004, both of which have been delivered to Adcare prior to the date hereof and the audited statement of income and cash flows for the twelve months ended December 31, 2006 (which shall be delivered to Adcare as soon as is practicable) and December 31, 2005 and December 31, 2004, both of which have been delivered to Adcare prior to the date hereof and its (b) unaudited balance sheet of Family at March 31, 2007 (the “Family Reference Balance Sheet”) and the related unaudited statements of income and retained earnings and cash flows of Family as of such date, including the notes to such financial statements for the three (3) month period then ended which shall be delivered to Adcare as soon as is practicable. Except as set forth on Section 5.8 of the Family Disclosure Schedule,
          (a) The Financial Statements are complete and correct in all material respects, present fairly the financial condition of Family as at the respective dates thereof, and the results of operations for the respective periods covered thereby, complied or will comply as to form in all material respects with applicable accounting requirements and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis;
          (b) There is no basis for the assertion of any liabilities or obligations, either accrued, absolute, contingent, or otherwise, which might have a Material Adverse Effect on the value, use, operation or enjoyment of the assets or business of Adcare, which liabilities or obligations are not expressly set forth on the Family Balance Sheet or the Family Reference Balance Sheet;
          (c) Except with regard to indemnification of its Officers and Directors and as set forth on Schedule 5.8(c) Family is not a party to or bound either absolutely or on a contingent basis by any agreement of guarantee, indemnification, assumption or endorsement or any like commitment of the obligations, liabilities or indebtedness of any other person (whether accrued, absolute, contingent or otherwise); and
          (d) The information to be supplied by or on behalf of Family for inclusion or incorporation by reference in the Registration Statement, shall not at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of Family for inclusion in the Proxy Statement/Prospectus to be sent to the stockholders of Adcare in connection with the meeting of Adcare’s stockholders to consider and approve the Merger (the “Adcare Stockholders Meeting”) (which shall be deemed to include all information about or relating to Adcare, Family’s Voting Proposal and information in connection with the meeting of Family Stockholders to consider and approve the Merger (the “Family Stockholders Meeting”), shall not, on the date the Proxy Statement/Prospectus is first mailed to stockholders of Adcare, or at the time of the Adcare Stockholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Adcare Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any fact or event relating to Family which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus should be discovered by Family or should occur, Family shall promptly inform Adcare of such fact or event.
     5.9 Absence of Certain Changes and Events. Except as set forth on Section 5.9 of the Family Disclosure Schedule, since the date of the Family Reference Balance Sheet, there has not been:
          (a) Any material adverse change in the financial condition, operations, business prospects, employee relations, customer relations, assets, liabilities (accrued, absolute, contingent, or otherwise) or income of Family, or the business of Family, from that shown on the Financial Statements;
          (b) Any declaration, setting aside, or payment of any distribution in respect of the equity interests in Family, or any direct or indirect redemption, purchase, or any other acquisition of any such interests;
          (c) Any borrowing of, or agreement to borrow any funds or any debt, obligation, or liability (absolute or contingent) incurred by Family (whether or not presently outstanding) except current liabilities incurred, and obligations under agreements entered into in the ordinary course of business;
          (d) Any creation or assumption by Family of any Encumbrance, other than a Permitted Encumbrance, on any material Asset;
          (e) Any sale, assignment, or transfer of Family’s assets, except in the ordinary course of business, any cancellation of any debts or claims owed to Family, any capital expenditures or commitments therefore exceeding in the aggregate $15,000, any damage, destruction or casualty loss exceeding in the aggregate $15,000 (whether or not covered by insurance), or any charitable contributions or pledges;
          (f) Any amendment or termination of any Contracts to which Family is or was a party or to which any Assets of Family are or were subject, which amendment or termination has had, or may be reasonably expected to have, a Material Adverse Effect on Family; or
          (g) any split, combination, reclassification or other amendment of any material term of any outstanding security of Family;
          (h) any making of any material loan, advance or capital contribution to any Person;
          (i) any compromise, relinquishment, settlement or waiver by Family of a valuable right or material debt owed to it in excess of $5,000;
          (j) any resignation or termination of employment of any key employee or executive officer of Family and, Family has not received written notice of any such pending resignation or termination;
          (k) except for regularly scheduled increases in compensation or bonuses for non-professional level employees, in each case in the ordinary course of business consistent with past practice, any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable or to become payable to any director, officer or employees or agreement or binding promise (orally or otherwise) to pay, conditionally or otherwise, any bonus or extra compensation or other employee benefit to any of such directors, officers or employees or severance;

          (l) any employment or severance agreement with or for the benefit of any director, officer or employee of Family;
          (m) any change in accounting methods, principles or practices of Family affecting its Assets, Liabilities or business, except immaterial changes permitted by GAAP;
          (n) any claim of wrongful discharge or other unlawful labor practice or action with respect to Family;
          (o) any material revaluation by Family of any of its Assets;
          (p) any material change or modification of any of the credit, collection or payment policies, procedures or practices of Family, including acceleration of collections of receivables, failure to make or delay in making collections of receivables, acceleration of payment of payables or other Liabilities or failure to pay or delay in payment of payables or other Liabilities;
          (q) any material discount activity with customers of Family that has accelerated or would accelerate to pre-Closing periods sales that would otherwise in the ordinary course of business consistent with past practices be expected to occur in post-Closing periods;
          (r) any settlement or compromise of any Action involving in excess of $50,000; or
          (s) Any other material transaction by Family outside the ordinary course of business or any other event or condition pertaining to, and that has or reasonably would be expected to have a Material Adverse Effect on Family.
          (t) any agreement by Family or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (s) (other than negotiations with Adcare and its representatives regarding the transactions contemplated by this Agreement).
5.10 Assets. Except as set forth on Section 5.10 of the Family Disclosure Schedule,
          (a) Family has good and valid title to all of its Assets, free and clear of all Encumbrances other than Permitted Encumbrances;
          (b) All of Family’s machinery, equipment, appliances, motor vehicles and fixtures are in good operating condition and repair, subject only to ordinary wear and tear and routine maintenance items;
          (c) All of the inventories of Family (including, without limitation, raw materials, spare parts and supplies, work-in-process, finished goods) consist of items of a quality, condition and quantity useable and saleable in the normal course of business; and
          (d) All of the accounts receivable of Family are valid, subsisting, and genuine, arose out of bona fide transactions and are current and collectible, subject to reserves reflected on the Family Reference Balance Sheet.
          (e) Real Property. Section 5.10(e) of the Family Disclosure Schedule sets forth a list of all real properties owned by Family (the “Family Owned Real Property”). Family has good and valid fee title to, and enjoys peaceful and undisturbed possession of, the Family Owned Real Property free and clear of any and all Encumbrances other than any Permitted Encumbrances. Except as set forth in Section

5.10(e) of the Family Disclosure Schedule, Family has not received written notice of any pending or threatened special assessment relating to the Family Owned Real Property. Section 5.10(e) of the Family Disclosure Schedule sets forth a list of all leases, licenses or other occupancy rights affecting the Family Owned Real Property (“Occupancy Agreements”). The Occupancy Agreements are in full force and effect and there has been no material default under such Occupancy Agreements by Adcare, or to the Knowledge of Adcare, by any other party thereto, and, to the Knowledge of Adcare, there is no existing event or circumstance that with the passage of time or the giving of notice, or both, would constitute a default under such Occupancy Agreements.
          (f) Leased Real Property. Section 5.10(c) of Family Disclosure Schedule sets forth a list of all material leased real property used by Family (the “Family Leased Real Property”). Family has good and valid leasehold title to, and enjoys peaceful and undisturbed possession of, all of Family Leased Real Property, free and clear of any and all Encumbrances other than any Permitted Encumbrances. There has been no material default under any lease relating to Family Leased Real Property by Family or, to the Knowledge of Adcare, by any other party and, to the Knowledge of Adcare, there is no existing event or circumstance that with the passage of time or the giving of notice, or both, would constitute a default under such lease. Except as set forth in Section 5.10(c) of the Family Disclosure Schedule, Family has not received written notice of any pending or threatened special assessment relating to Family Leased Real Property.
          (g) There are no restrictions imposed by any Contract which preclude or restrict in any material respect the ability of Family to use any of Family Owned Real Property or Family Leased Real Property for the purposes for which it is currently being used.
     5.11 Family Party Contracts. Section 5.11 of the Family Disclosure Schedule sets forth a list of the Party Contracts of Family. Except as set forth on Section 5.11 of the Family Disclosure Schedule,
          (a) Except as set forth on Section 5.11(a) of the Family Disclosure Schedule, each Family Party Contract is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms against Family and, to the Knowledge of Adcare, against all other parties thereto; and
          (b) There is not, under any such Party Contract of Family any existing or prospective default or event of default by Family or to the Knowledge of Family, any other Person, or event which with notice or lapse of time, or both would constitute a default or give Family or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity of, or to cancel, terminate or modify, any right, obligation or remedy under any Party Contract of Family, except where such violation, breach, default, exercise, acceleration, cancellation, termination or modification would not reasonably be expected to have a Material Adverse Effect on Family, and in respect to which Family has not taken adequate steps to prevent a default from occurring.
     5.12 Permits . Section 5.12 of the Family Disclosure Schedule contains a complete and accurate list of all material Permits and Licenses that are held by Family. All material Permits of Family are validly held by Family and are in full force and effect. Except as set forth on Section 5.12 of the Family Disclosure Schedule,
          (a) the Permits listed on Section 5.12 of the Family Disclosure Schedule, constitute all material Permits that are necessary for Family to carry on its business and to own and use its assets in compliance with all Laws applicable to such operation, ownership and use except where the failure to be in compliance would not have a Material Adverse Effect on Family, and all such licenses, permits and authorizations are in good standing;

          (b) Family is in full compliance with and not in default or violation with respect to any term or provision of any of its material Permits except where the failure to be in compliance would not have a Material Adverse Effect on Family;
          (c) No notice of pending, threatened, or possible violation or investigation in connection with, or loss of, any Permit of Family, has been received by Family;
          (d) Family has no knowledge that the issuance of such a notice is being considered or of any facts or circumstances which form the basis for the issuance of such a notice; and
          (e) Except as set forth on Section 5.12 of the Family Disclosure Schedule, no material Permits of Family will be subject to suspension, modification, revocation, cancellation, termination or nonrenewal as a result of the execution, delivery or performance of this Agreement or any Ancillary Agreement or the consummation by Family of the transactions contemplated by this Agreement or any Ancillary Agreement. Family has complied in all material respects with all of the terms and requirements of the material Permits of Family except where the failure to be in compliance would not have a Material Adverse Effect on Family.
     5.13 Intellectual Property.
          (a) Section 5.13 of the Family Disclosure Schedule sets forth a complete and correct list of all Intellectual Property that is owned by Family and primarily related to, used in, held for use in connection with, or necessary for the conduct of, or otherwise material to the business of Family other than (i) inventions, trade secrets, processes, formulas, compositions, designs and confidential business and technical information, and (ii) Intellectual Property that is both not registered or subject to application for registration and not material to the business of Family. Family owns or has the exclusive right to use pursuant to license, sublicense, agreement or permission all Intellectual Property, free from any Encumbrances other than other than those Permitted Encumbrances set forth in clauses (a), (b), (c) and (e) of the definition of Permitted Encumbrances set forth in Article I hereof and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever. The Intellectual Property comprises all of the Intellectual Property necessary for Family to conduct and operate the business as now being conducted by Family.
          (b) To Family’s Knowledge, the conduct of Family’s business does not infringe or otherwise conflict with any rights of any Person in respect of any Intellectual Property. To Family’s Knowledge, none of the Intellectual Property is being infringed or otherwise used or available for use, by any other Person. As of the date of this Agreement, after due inquiry, to Family’s Knowledge, none of the Intellectual Property is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property rights.
          (c) Section 5.13 of the Family Disclosure Schedule sets forth all agreements, arrangements or laws (i) pursuant to which Family has licensed Intellectual Property to, or the use of Intellectual Property is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) by, any other Person, and (ii) pursuant to which Family has had Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property (through non-assertion, settlement or similar agreements or otherwise). All of the agreements or arrangements set forth in Section 5.13 of the Family Disclosure Schedule (x) are in full force and effect in accordance with their terms and no default exists thereunder by Adcare, or by any other party thereto, (y) are free and clear of all Encumbrances other than other than those Permitted Encumbrances set forth in clauses (a), (b), (c) and (e) of the definition of Permitted Encumbrances set forth in Article Adcare hereof , and (z) do not contain any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement. Family has delivered to Adcare true and complete copies of all licenses and arrangements (including amendments) set forth in Section 5.13 of the Family Disclosure Schedule. All royalties, license fees, charges and other amounts payable by, on behalf of, to, or for the account of, Family in respect of any Intellectual Property are disclosed in the Financial Statements.
          (d) No claim or demand of any Person has been made nor to Family’s Knowledge is there any proceeding that is pending, or threatened, nor to Family’s Knowledge is there a reasonable basis therefor, which (i) challenges the rights of Family in respect of any Intellectual Property, (ii) asserts that Family is infringing or otherwise in conflict with, or is, except as set forth on Section 5.13 of the Family Disclosure Schedule, required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property, (iii) claims that any default exists under any agreement or arrangement listed on Schedule 5.13, or (iv) asserts that any Intellectual Property is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property right. To Family’s Knowledge, none of the Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or other Governmental Authority, or has been the subject of any litigation, whether or not resolved in favor of Family.
          (e) The Intellectual Property of Family has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, United States Copyright Office or such other filing offices, domestic or foreign, and Family has taken such other actions, to ensure full protection under any applicable laws or regulations, and such registrations, filings, issuances and other actions remain in full force and effect, in each case to the extent material to the business of Family.
          (f) To Family’s Knowledge, there are, and immediately after the Closing will be, no contractual restriction or limitations pursuant to any orders, decisions, injunctions, judgments, awards or decrees of any Governmental Authority on the Surviving Corporation’s right to use the name and marks of the business of Family as presently carried on by Family or as such business may be extended by the Surviving Corporation.
          (h) There are no defects in any software embodied in the Intellectual Property that would prevent such software from performing in all material respects the tasks and functions that it was intended to perform. All of the Commercial Software that is incorporated into the Owned Software can be replaced by other widely-available and similarly priced alternative Commercial Software.
          (i) Neither Family or any predecessors in interest, made a sale or offer to sell of (i) the invention claimed in any patent application listed in Section 5.13 of the Family Disclosure Schedule, (ii) any substantial equivalent of such inventions, or (iii) any product or service derived therefrom such invention or substantial equivalent.
     5.14 Employees. Except as set forth on Section 5.14 of the Family Disclosure Schedule,
          (a) Family is not a party as an employer to any employment contract, agreement or understanding which is not terminable at will without any penalty, liquidated damages or other required payment;
          (b) Family has satisfied all salaries, wages, unemployment insurance premiums, worker compensation payments, income tax, FICA and other deductions and any like payments required by law; and
          (c) Family’s employees are not unionized and there have not been, to the Knowledge of Family, attempts to unionize them.

     5.15 Employee Benefit Plans. Except as set forth on Section 5.15 of the Family Disclosure Schedule,
          (a) Neither Family nor any of its ERISA Affiliates sponsors or has ever sponsored, maintained, contributed to, or incurred an obligation to contribute to, any Employee Plan;
          (b) No individual shall accrue or receive additional benefits, service or accelerated rights to payments of benefits under any Employee Plan including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a direct result of the transactions contemplated by this Agreement;
          (c) No Employee Plan has participated in, engaged in or been a party to any non-exempt Prohibited Transaction, and neither Family nor any of its ERISA Affiliates has had asserted against it any claim for taxes under Chapter 43 of Subtitle D of the Code and Sections 4971 et. seq. of the Code, or for penalties under ERISA Section 502(c), (i) or (1) with respect to any Employee Plan nor, to the knowledge of Family, is there a basis for any such claim. No officer, director or employee of Family has committed a breach of any material responsibility or obligation imposed upon fiduciaries by Title I of ERISA with respect to any Employee Plan;
          (d) Other than routine claims for benefits, there is no claim pending or threatened, involving any Employee Plan by any person against such plan or Family or any ERISA Affiliate. There is no pending or threatened proceeding involving any Employee Plan before the IRS, the U.S. Department of Labor or any other Governmental Entity;
          (e) There is no material violation of any reporting or disclosure requirement imposed by ERISA or the Code with respect to any Employee Plan;
          (f) Each Employee Plan has at all times prior hereto been maintained in all material respects, by its terms and in operation, in accordance with ERISA and the Code. Family and its ERISA Affiliates have made full and timely payment of all amounts required to be contributed under the terms of each Employee Plan and applicable law or required to be paid as expenses under such Employee Plan. Each Employer Plan intended to be qualified under Code Section 401(a) has received a determination letter to that effect from the Internal Revenue Service and no event has occurred and no amendment has been made that would adversely affect such qualified status;
          (g) With respect to any group health plans maintained by Family or its ERISA Affiliates, whether or not for the benefit of Family’s employees, Family and its ERISA Affiliate have complied in all material respects with the provisions of Part 6 of Title I of ERISA and 4980B of the Code. Family is not obligated to provide health care benefits of any kind to its retired employees pursuant to any Employee Plan, including without limitation any group health plan, or pursuant to any agreement or understanding; and
          (h) Family has made available to Adcare a copy of the three (3) most recently filed federal Form 5500 series and accountant’s opinion, if applicable, for each Employee Plan and all applicable IRS determination letters.
     5.16 Litigation. Except as set forth on Section 5.16 of the Family Disclosure Schedule,
          (a) There are no Actions instituted, pending or to the Knowledge of Family, threatened, against Family, nor are there any outstanding judgments, decrees or injunctions against

Family or any of its Assets or any rule or order of any Governmental Entity applicable to Family, in each case which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on Family.; and
          (b) There is no action, suit, proceeding, or claim pending or threatened against Family by persons not a party to this Agreement wherein an unfavorable decision, ruling, or finding would render unlawful or otherwise adversely affect the consummation of the transactions contemplated by this Agreement, nor to Family’s Knowledge is there any basis therefor.
     5.17 Compliance with Law. Except as set forth on Section 5.17 of the Family Disclosure Schedule,
          (a) Family is not in violation of, or in default with respect to, or in alleged violation of or alleged default with respect to, any applicable la rule, regulation, permit, or any writ or decree of any Governmental Entity, including without limitation, any laws, ordinances, rules, regulations, Permits, or orders relating to the business of Family, or the business operations and practices, health and safety, and employment practices of Family except where the failure to be com compliance would not have a Material Adverse Effect;
          (b) Family is not delinquent with respect to any report required to be filed with any Governmental Entity that has in the past certified or endorsed the business of Family; and
          (c) Family is not delinquent with respect to any reports required by private covenants or agreements to which it is a party.
     5.18 Taxes. Family has delivered to Adcare or its representatives as requested true, correct and complete copies of all federal, state, and other appropriate jurisdictional Tax returns, reports, and estimates regarding Family. Except as set forth on Section 5.18 of the Family Disclosure Schedule,
          (a) Each of the Tax Returns is complete, proper and accurate and has been filed with appropriate governmental agencies by Family for each period for which such Tax Return was due;
          (b) All Taxes shown by the Tax Returns to be due and payable have been timely paid;
          (c) The unpaid Taxes of Family for Tax periods through the date of the Family Reference Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Family Reference Balance Sheet exclusive of any accruals and reserves for “deferred taxes” or similar items that reflect timing differences between Tax and financial accounting principles. All Taxes attributable to the period from and after the date of the Family Reference Balance Sheet and continuing through the Closing Date are attributable to the conduct by Family of its operations in the ordinary course of business and are consistent both as to type and amount with Taxes attributable to such comparable period in the immediately preceding year. All Taxes that Family is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.
          (d) Family has not given or been requested to give, or executed, any extension of time or waiver of any statute of limitations with respect to federal, state, or other political subdivision income or other tax for any period;

          (e) Family has not received any notice of deficiency or assessment issued or proposed deficiency or assessment by the IRS or any other taxing authority, nor is there any basis therefor; and
          (f) The income Tax Returns of Family have been audited by the applicable Governmental Entity or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 5.18(f) of the Family Disclosure Schedule. No examination, audit or other dispute with respect to any material Tax Return of Family by any Governmental Entity is currently in progress or threatened or contemplated. Family has not been informed by any Governmental Entity that the Governmental Entity believes that Family was required to file any material Tax Return that was not filed. Family has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.
          (g) Family: (i) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (ii) has not made any payments, is not obligated to make any payments, or is a not party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Section 280G(b)(4)); (iii) has no liability for any Taxes of any person (other than Family) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract, or otherwise; or (iv) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b). Family has provided to Adcare the information necessary to accurately calculate any excise tax due under Section 4999 of the Code as a result of the transactions contemplated by this Agreement for which Family or Adcare may directly or indirectly become liable and the amount of deductions that may be disallowed under Section 280G of the Code as a result of the transactions contemplated by this Agreement.
     5.19 Insurance. Except as set forth on Section 5.19 of the Family Disclosure Schedule:
          (a) All insurance policies either maintained by Family or maintained by any other person which relates to Family or its assets in any manner as of the date hereof (collectively, the “Family Insurance Policies”) are still in full force and effect, and all premiums due thereon have been paid;
          (b) Family has complied in all material respects with the provisions of all Family Insurance Policies;
          (c) No claim is pending under any of the Family Insurance Policies;
          (d) There are no outstanding requirements or recommendations by any insurance company that issued any of the Family Insurance Policies or by any Board of Fire Underwriters or other similar body exercising similar functions or by any Governmental Entity exercising similar functions which requires or recommends any changes in the conduct of the business of, or any repairs or other work to be done on or with respect to any of the properties or Assets of, Family; and
          (e) Family has not received any notice or other communication from any such insurance company within the three (3) years preceding the date hereof canceling or materially amending or materially increasing the annual or other premiums payable under any of the Family Insurance Policies, and no such cancellation, amendment or increase of premiums is threatened.
     5.20 Environmental Matters. Except as set forth on Section 5.20 of the Family Disclosure Schedule,

          (a) Family is in compliance with all applicable federal, state and local laws and regulations relating to pollution control and environmental contamination including, but not limited to, all laws and regulations governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of Hazardous Materials (and all laws and regulations with regard to record keeping, notification and reporting requirements respecting Hazardous Materials;
          (b) Family has not received any notice from any Governmental Entity with respect to any alleged violation by it of any applicable federal, state or local environmental or health and safety statutes and regulations in connection with Family’s operations, nor is there any basis therefor;
          (c) Family has not been advised that it is alleged to be in violation of, or has been subject to any administrative or judicial proceeding pursuant to, such laws and regulations, either now or at any time during the past five years;
          (d) There are no permits, licenses, consents, filings or other approvals necessary or required to be obtained or made by laws and regulations relating to Hazardous Material, pollution controls and environmental contamination in connection with Family’s business;
          (e) Family is not a party to any contract or other agreement relating to the storage, transportation, treatment or disposal of Hazardous Materials;
          (f) To Family’s knowledge, there are no claims or facts or circumstances that Family reasonably believes could form the basis for the assertion of any claim relating to environmental matters involving Family, including, but not limited to, any claim arising from past or present practices of the business of Family, or with respect to properties now or previously owned or leased, as asserted under CERCLA, or RCRA, or any other federal, state or local environmental statute, or the generation, use, treatment, disposal, discharge, ownership, operation, transportation, storage of Hazardous Materials, or any other related act or omission of Family;
          (g) Family is not subject to any remedial obligation under applicable law or administrative order or decree pertaining to environmental, health or safety statutes or regulations, including, without limitation, CERLA, RCRA or any similar state statute;
          (h) To Family’s Knowledge, no Hazardous Material or other substances known or suspected to pose a threat to health or the environmental have been disposed of or otherwise released on or near any real property or improvements of Family, and there are no off-site locations where Hazardous Materials associated in any way with Family have been generated, used, collected, treated, stored, transported, recycled, discharged or disposed of.
     5.21 Transactions with Affiliated Parties. Except as set forth on Section 5.21 of the Family Disclosure Schedule,
          (a) There are no transactions currently engaged in between Family and any party affiliated with Family (other than transactions inherent in the normal capacities of stockholders, officers, directors, or employees);
          (b) Except for the ownership of non-controlling interests in securities of corporations the shares of which are publicly traded, no party affiliated with Family has any investment or ownership interest, directly, indirectly, or beneficially, in any competitor or potential competitor, major supplier, or customer of Family; and

          (c) There are no agreements to which Family is a party under which the transactions contemplated by this Agreement (i) will require payment by Family or any consent or waiver from any stockholder, officer, director, employee, consultant or agent of Family, or (ii) will result in any change in the nature of any rights of any stockholder, officer, director, employee, consultant or agent of Family under any such agreement.
     5.22 Finder’s Fees; Certain Expenses. Dominick and Dominick LLC has advised and consulted with Family as Family’s investment banker in the transactions contemplated by this Agreement. M-II Partners LLC acted as finder. In this connection, the Constituent Corporations will, at Closing, pay investment banker fees in the amounts set forth in Section 5.22 of the Family Disclosure Schedule to: (a) Dominick and Dominick; and, (b) M-II Partners LLC. Except as specifically and expressly disclosed in this paragraph 5.22, each Party acknowledges and agrees that it has not relied upon, engaged the services of, nor is otherwise obligated to pay any other brokers, dealer, finders, and/or similarly designated party.
     5.23 [Intentionally left blank].
ARTICLE VI
[INTENTIONALLY LEFT BLANK]
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF ADCARE
     Adcare hereby represents, warrants, and agrees that the statements contained in this Article VII are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by Adcare to Family on or before the date of this Agreement (the “Adcare Disclosure Schedule”). The Adcare Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article VII and the disclosure in any paragraph shall qualify the corresponding paragraph in this Article VII where such disclosure would be appropriate and for which the relevance of such disclosure is reasonably apparent based upon its nature and substance.
     7.1. Organization and Standing of Adcare. Adcare is a corporation organized and in good standing under the laws of the state of Ohio. Adcare has full requisite power and authority to carry on its business as it is now being conducted, and to own, operate, and lease the properties now owned, operated, or leased by it except where the failure to be qualified would not have a Material Adverse Effect on Family. Adcare is duly authorized and qualified to carry on its business in the manner as now conducted and as proposed to be conducted in each state in which authorization and qualification is required. Section 7.1 of the Adcare Disclosure Schedule sets forth a list of the jurisdictions in which Adcare is qualified to transact business. Adcare has made available to Family and its representatives as requested true, correct and complete copies of the contents of Adcare’s minute book, which are accurate in all respects and set forth fully and fairly all of the Adcare’s transactions. Adcare has delivered to Family complete and accurate copies of the Articles of Incorporation and Bylaws of Family each as amended to date.
     7.2 Capitalization of Adcare. The authorized Adcare Capital Stock consists of 14,500,000 shares of common stock, 3,789,129 of which were issued and outstanding as of the prior to the Effective Time, and 500,000 shares of preferred stock, none of which were issued and outstanding prior to the Effective Time. The shares of Adcare Capital Stock issued and outstanding prior to the Effective Time are, and all shares of Adcare Capital Stock subject to issuance as specified in this Section 7.2 will be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly and validly authorized and issued, fully paid and non-assessable, and were not or will not be issued in violation of the pre-emptive rights of any current or former stockholder. The rights, privileges and preferences of the Adcare Preferred Stock are as stated in the Articles of Incorporation of Adcare and the Merger does not and will not constitute a “Liquidity Event” under the Articles of Incorporation of Adcare. The shares of Adcare Capital Stock issued and outstanding prior to the consummation of the Merger were issued, and all secondary transfers of such shares permitted by Adcare were made, in compliance with all applicable law (including, without limitation, available exemptions from the securities offering registration requirements of federal and state law).
     Except as stated herein, there is no warrant, call, subscription, convertible security, or commitment of any kind obligating Adcare to issue any Adcare Capital Stock. There is not any compensation plan applicable to any of the officers, directors, or employees of Adcare under which compensation accrued or payable is determined, in whole or in part, by reference to Adcare Capital Stock. There are no agreements or commitments obligating Adcare to repurchase or otherwise acquire any Adcare Capital Stock. Adcare has no rights of repurchase or redemption right or right of first refusal with respect to any shares of Adcare Capital Stock. The vesting of any Adcare Stock Options will not be accelerated in any way by the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following consummation of the Merger. Adcare has provided to Family accurate and complete copies of the Adcare Stock Plan and the forms of all stock option agreements evidencing Adcare Stock Options.
     7.3 Subsidiaries and Other Ventures. Except as disclosed at Schedule 7.3 of the Adcare Disclosure Schedule, Adcare has no subsidiaries or affiliated corporations, and owns no capital stock, bond, or other security of, or has any equity or proprietary interest in, any corporation, partnership, joint venture, trust, or unincorporated association.
     7.4 Ownership of Stock. All Adcare Capital Stock is and all shares of Adcare Capital Stock subject to issuance as specified in Section 7.2 above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, owned free and clear of any Encumbrances. None of the outstanding shares of Adcare Capital Stock is subject to any voting trust, voting agreement, or other agreement or understanding with respect to the voting thereof, nor is any proxy in existence with respect to any such shares.
     7.5 Capacity to Enter into Agreement. Adcare has all requisite corporate power and authority to enter into this Agreement, the Ancillary Agreements and all other agreements, documents and instruments to be executed in connection herewith and, subject only to the adoption of this Agreement and the approval of the Merger (the “Adcare Voting Proposal”) by Adcare Stockholders under the ORC, to consummate the transactions contemplated by this Agreement. . The execution and delivery by Adcare of this Agreement, the Ancillary Agreements and all other agreements, documents and instruments to be executed by Adcare in connection herewith have been authorized by all necessary corporate action by Adcare, other than for the approval of the stockholders of Adcare, which will be sought pursuant to this Agreement. When this Agreement, the Ancillary Agreements and all other agreements, documents and instruments to be executed by Adcare in connection herewith have been executed by Adcare and delivered to Family, this Agreement, the Ancillary Agreements and such other agreements, documents and instruments will constitute the valid and binding agreements of Adcare enforceable against Adcare in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

     7.6 Conflicts. Except as set forth on Section 7.6 of the Adcare Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Agreements, the performance by Adcare of its obligations hereunder and thereunder, and the consummation of the transactions contemplated by this Agreement hereby or thereby will not (a) violate, conflict with or result in (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any lien on Adcare’s Assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license or other agreement, instrument or obligation to which Adcare is a party or by which it or any of its properties or Assets may be bound or affected, (b) violate any statute, law, ordinance, rule, regulation or judgment, decree or order of any Governmental Entity, applicable to Adcare or any of its Assets, (c) result in the creation of any Encumbrance upon any Assets or business of Adcare pursuant to the terms of any Contract, permit, authorization, or any order, judgment or decree to which Adcare is a party or by which Adcare or any of its Assets are bound or encumbered, or (d) violate any provision in the charter documents, bylaws or any other agreement affecting the governance and control of Adcare.
     7.7 Consents. Except as set forth on Section 7.7 of the Adcare Disclosure Schedule, no consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any other person, which has not been obtained, is necessary in connection with the execution, delivery, or performance of this Agreement by Adcare, other than for the approval of the stockholders of Adcare, which will be sought pursuant to this Agreement.
     7.8 Adcare Financial Statements. Adcare has delivered to Family or its representatives copies of the following financial statements (including, in each case, any related notes and schedules) (hereinafter collectively referred to as the “Adcare Financial Statements”): the (a) audited balance sheet as of December 31, 2006 (the “Adcare Balance Sheet”) and the audited statement of income and cash flows for the twelve months ended December 31, 2006, and its (b) unaudited balance sheet of Adcare at March 31, 2007 (the “Adcare Reference Balance Sheet”) and the related unaudited statements of income and retained earnings and cash flows of Adcare as of such date, including the notes to such financial statements for the three (3) month period then ended. Except as set forth on Section 7.8 of the Adcare Disclosure Schedule,
          (a) The Financial Statements are complete and correct in all material respects, present fairly the financial condition of Adcare as at the respective dates thereof, and the results of operations for the respective periods covered thereby, complied or will comply as to form in all material respects with applicable accounting requirements and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis;
          (b) There is no basis for the assertion of any liabilities or obligations, either accrued, absolute, contingent, or otherwise, which might have a Material Adverse Effect on the value, use, operation or enjoyment of the assets or business of Adcare, which liabilities or obligations are not expressly set forth on the Adcare Balance Sheet or the Adcare Reference Balance Sheet;
          (c) Adcare is not a party to or bound either absolutely or on a contingent basis by any agreement of guarantee, indemnification, assumption or endorsement or any like commitment of the obligations, liabilities or indebtedness of any other person (whether accrued, absolute, contingent or otherwise); and
          (d) The information to be supplied by or on behalf of Adcare for inclusion or incorporation by reference in the Registration Statement, shall not at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of Adcare for inclusion in the Proxy Statement/Prospectus to be sent to the stockholders of Family in connection with the meeting of Family’s stockholders to consider and approve the Merger (the “Family Stockholders Meeting”) (which shall be deemed to include all information about or relating to Family, Adcare’s Voting Proposal and information in connection with the meeting of Adcare Stockholders to consider and approve the Merger (the “Adcare Stockholders Meeting”), shall not, on the date the Proxy Statement/Prospectus is first mailed to stockholders of Family, or at the time of the Family Stockholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Family Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any fact or event relating to Adcare which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus should be discovered by Adcare or should occur, Adcare shall promptly inform Family of such fact or event.
     7.9 Absence of Certain Changes and Events. Except as set forth on Section 7.9 of the Adcare Disclosure Schedule, since the date of the Adcare Reference Balance Sheet, there has not been:
          (a) Any material adverse change in the financial condition, operations, business prospects, employee relations, customer relations, assets, liabilities (accrued, absolute, contingent, or otherwise) or income of Adcare, or the business of Adcare, from that shown on the Financial Statements;
          (b) Any declaration, setting aside, or payment of any distribution in respect of the equity interests in Adcare, or any direct or indirect redemption, purchase, or any other acquisition of any such interests;
          (c) Any borrowing of, or agreement to borrow any funds or any debt, obligation, or liability (absolute or contingent) incurred by Adcare (whether or not presently outstanding) except current liabilities incurred, and obligations under agreements entered into in the ordinary course of business;
          (d) Any creation or assumption by Adcare of any Encumbrance, other than a Permitted Encumbrance, on any material Asset;
          (e) Any sale, assignment, or transfer of Adcare’s assets, except in the ordinary course of business, any cancellation of any debts or claims owed to Adcare, any capital expenditures or commitments therefore exceeding in the aggregate $15,000, any damage, destruction or casualty loss exceeding in the aggregate $15,000 (whether or not covered by insurance), or any charitable contributions or pledges;
          (f) Any amendment or termination of any Contracts to which Adcare is or was a party or to which any Assets of Adcare are or were subject, which amendment or termination has had, or may be reasonably expected to have, a Material Adverse Effect on Adcare; or
          (g) any split, combination, reclassification or other amendment of any material term of any outstanding security of Adcare;
          (h) any making of any material loan, advance or capital contribution to any Person;

          (i) any compromise, relinquishment, settlement or waiver by Adcare of a valuable right or material debt owed to it in excess of $25,000;
          (j) any resignation or termination of employment of any key employee or executive officer of Adcare and, Adcare has not received written notice of any such pending resignation or termination;
          (k) except for regularly scheduled increases in compensation or bonuses for non-professional level employees, in each case in the ordinary course of business consistent with past practice, any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable or to become payable to any director, officer or employees or agreement or binding promise (orally or otherwise) to pay, conditionally or otherwise, any bonus or extra compensation or other employee benefit to any of such directors, officers or employees or severance;
          (l) any employment or severance agreement with or for the benefit of any director, officer or employee of Adcare;
          (m) any change in accounting methods, principles or practices of Adcare affecting its Assets, Liabilities or business, except immaterial changes permitted by GAAP;
          (n) any claim of wrongful discharge or other unlawful labor practice or action with respect to Adcare;
          (o) any material revaluation by Adcare of any of its Assets;
          (p) any material change or modification of any of the credit, collection or payment policies, procedures or practices of Adcare, including acceleration of collections of receivables, failure to make or delay in making collections of receivables, acceleration of payment of payables or other Liabilities or failure to pay or delay in payment of payables or other Liabilities;
          (q) any material discount activity with customers of Adcare that has accelerated or would accelerate to pre-Closing periods sales that would otherwise in the ordinary course of business consistent with past practices be expected to occur in post-Closing periods;
          (r) any settlement or compromise of any Action involving in excess of $50,000; or
          (s) Any other material transaction by Adcare outside the ordinary course of business or any other event or condition pertaining to, and that has or reasonably would be expected to have a Material Adverse Effect on Adcare.
          (t) any agreement by Adcare or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (s) (other than negotiations with Family and its representatives regarding the transactions contemplated by this Agreement).
     7.10 Assets. Except as set forth on Section 7.10 of the Adcare Disclosure Schedule,
          (a) Adcare has good and valid title to all of its Assets, free and clear of all Encumbrances other than Permitted Encumbrances;

          (b) All of Adcare’s machinery, equipment, appliances, motor vehicles and fixtures are in good operating condition and repair, subject only to ordinary wear and tear and routine maintenance items;
          (c) All of the inventories of Adcare (including, without limitation, raw materials, spare parts and supplies, work-in-process, finished goods) consist of items of a quality, condition and quantity useable and saleable in the normal course of business; and
          (d) All of the accounts receivable of Adcare are valid, subsisting, and genuine, arose out of bona fide transactions and are current and collectible, subject to reserves reflected on the Adcare Reference Balance Sheet.
          (e) Real Property. Section 7.10(e) of the Adcare Disclosure Schedule sets forth a list of all real properties owned by Adcare (the “Adcare Owned Real Property”). Adcare has good and valid fee title to, and enjoys peaceful and undisturbed possession of, the Adcare Owned Real Property free and clear of any and all Encumbrances other than any Permitted Encumbrances. Except as set forth in Section 7.10(e) of the Adcare Disclosure Schedule, Adcare has not received written notice of any pending or threatened special assessment relating to the Adcare Owned Real Property. Section 7.10(e) of the Adcare Disclosure Schedule sets forth a list of all leases, licenses or other occupancy rights affecting the Adcare Owned Real Property (“Occupancy Agreements”). The Occupancy Agreements are in full force and effect and there has been no material default under such Occupancy Agreements by Adcare, or to the Knowledge of Adcare, by any other party thereto, and, to the Knowledge of Adcare, there is no existing event or circumstance that with the passage of time or the giving of notice, or both, would constitute a default under such Occupancy Agreements.
          (f) Leased Real Property. Section 7.10(c) of Adcare Disclosure Schedule sets forth a list of all material leased real property used by Adcare (the “Adcare Leased Real Property”). Adcare has good and valid leasehold title to, and enjoys peaceful and undisturbed possession of, all of Adcare Leased Real Property, free and clear of any and all Encumbrances other than any Permitted Encumbrances. There has been no material default under any lease relating to Adcare Leased Real Property by Adcare or, to the Knowledge of Adcare, by any other party and, to the Knowledge of Adcare, there is no existing event or circumstance that with the passage of time or the giving of notice, or both, would constitute a default under such lease. Except as set forth in Section 7.10(c) of the Adcare Disclosure Schedule, Adcare has not received written notice of any pending or threatened special assessment relating to Adcare Leased Real Property.
          (g) There are no restrictions imposed by any Contract which preclude or restrict in any material respect the ability of Adcare to use any of Adcare Owned Real Property or Adcare Leased Real Property for the purposes for which it is currently being used.
     7.11 Adcare Party Contracts. Section 7.11 of the Adcare Disclosure Schedule sets forth a list of the Party Contracts of Adcare. Except as set forth on Section 7.11 of the Adcare Disclosure Schedule,
          (a) Except as set forth on Section 7.11(a) of the Adcare Disclosure Schedule, each Adcare Party Contract is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms against Adcare and, to the Knowledge of Adcare, against all other parties thereto; and
          (b) There is not, under any such Party Contract of Adcare any existing or prospective default or event of default by Adcare or to the Knowledge of Adcare, any other Person, or event which with notice or lapse of time, or both would constitute a default or give Adcare or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity of, or to cancel, terminate or modify, any right, obligation or remedy under any Party Contract of Adcare, except where such violation, breach, default, exercise, acceleration, cancellation, termination or modification would not reasonably be expected to have a Material Adverse Effect on Adcare, and in respect to which Adcare has not taken adequate steps to prevent a default from occurring.
     7.12 Permits . Section 7.12 of the Adcare Disclosure Schedule contains a complete and accurate list of all material Permits and Licenses that are held by Adcare. All material Permits of Adcare are validly held by Adcare and are in full force and effect. Except as set forth on Section 7.12 of the Adcare Disclosure Schedule,
          (a) the Permits listed on Section 7.12 of the Adcare Disclosure Schedule, constitute all material Permits that are necessary for Adcare to carry on its business and to own and use its assets in compliance with all Laws applicable to such operation, ownership and use except where the failure to be qualified would not have a Material Adverse Effect on Adcare, and all such licenses, permits and authorizations are in good standing;
          (b) Adcare is in full compliance with and not in default or violation with respect to any term or provision of any of its material Permits except where the failure to be qualified would not have a Material Adverse Effect on Adcare;
          (c) No notice of pending, threatened, or possible violation or investigation in connection with, or loss of, any Permit of Adcare, has been received by Adcare;
          (d) Adcare has no knowledge that the issuance of such a notice is being considered or of any facts or circumstances which form the basis for the issuance of such a notice; and
          (e) Except as set forth on Section 7.12 of the Adcare Disclosure Schedule, no material Permits of Adcare will be subject to suspension, modification, revocation, cancellation, termination or nonrenewal as a result of the execution, delivery or performance of this Agreement or any Ancillary Agreement or the consummation by Adcare of the transactions contemplated by this Agreement or any Ancillary Agreement. Adcare has complied in all material respects with all of the terms and requirements of the material Permits of Adcare.
     7.13 Intellectual Property.
          (a) Section 7.13 of the Adcare Disclosure Schedule sets forth a complete and correct list of all Intellectual Property that is owned by Adcare and primarily related to, used in, held for use in connection with, or necessary for the conduct of, or otherwise material to the business of Adcare other than (i) inventions, trade secrets, processes, formulas, compositions, designs and confidential business and technical information, and (ii) Intellectual Property that is both not registered or subject to application for registration and not material to the business of Adcare. Adcare owns or has the exclusive right to use pursuant to license, sublicense, agreement or permission all Intellectual Property, free from any Encumbrances other than other than those Permitted Encumbrances set forth in clauses (a), (b), (c) and (e) of the definition of Permitted Encumbrances set forth in Article I hereof and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever. The Intellectual Property comprises all of the Intellectual Property necessary for Family to conduct and operate the business as now being conducted by Adcare.

          (b) Immediately after the Closing, Adcare will own all of the Intellectual Property and will have a right to use all other Intellectual Property Assets, free from any Liens and on the same terms and conditions as in effect prior to the Closing.
          (c) The conduct of Adcare’s business does not infringe or otherwise conflict with any rights of any Person in respect of any Intellectual Property. None of the Intellectual Property is being infringed or otherwise used or available for use, by any other Person. As of the date of this Agreement, after due inquiry, none of the Intellectual Property is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property rights.
          (d) Schedule 7.13 sets forth all agreements, arrangements or laws (i) pursuant to which Adcare has licensed Intellectual Property to, or the use of Intellectual Property is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) by, any other Person, and (ii) pursuant to which Adcare has had Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property (through non-assertion, settlement or similar agreements or otherwise). All of the agreements or arrangements set forth on Section 7.13 of the Adcare Disclosure Schedule (x) are in full force and effect in accordance with their terms and no default exists thereunder by Adcare, or by any other party thereto, (y) are free and clear of all Encumbrances other than other than those Permitted Encumbrances set forth in clauses (a), (b), (c) and (e) of the definition of Permitted Encumbrances set forth in Article I hereof , and (z) do not contain any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement. Adcare has delivered to Family true and complete copies of all licenses and arrangements (including amendments) set forth on Section 7.13 of the Adcare Disclosure Schedule. All royalties, license fees, charges and other amounts payable by, on behalf of, to, or for the account of, Adcare in respect of any Intellectual Property are disclosed in the Financial Statements.
          (e) No claim or demand of any Person has been made nor is there any proceeding that is pending, or threatened, nor is there a reasonable basis therefor, which (i) challenges the rights of Adcare in respect of any Intellectual Property, (ii) asserts that Adcare is infringing or otherwise in conflict with, or is, except as set forth on Section 7.13 of the Adcare Disclosure Schedule, required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property, (iii) claims that any default exists under any agreement or arrangement listed on Schedule 7.13, or (iv) asserts that any Intellectual Property is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property right. None of the Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or other Governmental Authority, or has been the subject of any litigation, whether or not resolved in favor of Adcare.
          (f) The Intellectual Property of Adcare has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, United States Copyright Office or such other filing offices, domestic or foreign, and Adcare has taken such other actions, to ensure full protection under any applicable laws or regulations, and such registrations, filings, issuances and other actions remain in full force and effect, in each case to the extent material to the business of Adcare.
          (g) There are, and immediately after the Closing will be, no contractual restriction or limitations pursuant to any orders, decisions, injunctions, judgments, awards or decrees of any Governmental Authority on Family’s right to use the name and marks of the business of Adcare as presently carried on by Adcare or as such business may be extended by Family.

          (h) There are no defects in any software embodied in the Intellectual Property that would prevent such software from performing in all material respects the tasks and functions that it was intended to perform. All of the Commercial Software that is incorporated into the Owned Software can be replaced by other widely-available and similarly priced alternative Commercial Software.
          (i) Neither Adcare nor any predecessors in interest, made a sale or offer to sell of (i) the invention claimed in any patent application listed in Section 7.13 of the Adcare Disclosure Schedule, (ii) any substantial equivalent of such inventions, or (iii) any product or service derived therefrom such invention or substantial equivalent.
     7.14 Employees. Except as set forth on Section 7.14 of the Adcare Disclosure Schedule,
          (a) Adcare is not a party as an employer to any employment contract, agreement or understanding which is not terminable at will without any penalty, liquidated damages or other required payment;
          (b) Adcare has satisfied all salaries, wages, unemployment insurance premiums, worker compensation payments, income tax, FICA and other deductions and any like payments required by law; and
          (c) Adcare’s employees are not unionized and there have not been, to the Knowledge of Adcare, attempts to unionize them.
     7.15 Employee Benefit Plans. Except as set forth on Section 7.15 of the Adcare Disclosure Schedule,
          (a) Neither Adcare nor any of its ERISA Affiliates sponsors or has ever sponsored, maintained, contributed to, or incurred an obligation to contribute to, any Employee Plan;
          (b) No individual shall accrue or receive additional benefits, service or accelerated rights to payments of benefits under any Employee Plan including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a direct result of the transactions contemplated by this Agreement;
          (c) No Employee Plan has participated in, engaged in or been a party to any non-exempt Prohibited Transaction, and neither Adcare nor any of its ERISA Affiliates has had asserted against it any claim for taxes under Chapter 43 of Subtitle D of the Code and Sections 4971 et. seq. of the Code, or for penalties under ERISA Section 502(c), (i) or (1) with respect to any Employee Plan nor, to the knowledge of Adcare, is there a basis for any such claim. No officer, director or employee of Adcare has committed a breach of any material responsibility or obligation imposed upon fiduciaries by Title I of ERISA with respect to any Employee Plan;
          (d) Other than routine claims for benefits, there is no claim pending or threatened, involving any Employee Plan by any person against such plan or Adcare or any ERISA Affiliate. There is no pending or threatened proceeding involving any Employee Plan before the IRS, the U.S. Department of Labor or any other Governmental Entity;
          (e) There is no material violation of any reporting or disclosure requirement imposed by ERISA or the Code with respect to any Employee Plan;

          (f) Each Employee Plan has at all times prior hereto been maintained in all material respects, by its terms and in operation, in accordance with ERISA and the Code. Adcare and its ERISA Affiliates have made full and timely payment of all amounts required to be contributed under the terms of each Employee Plan and applicable law or required to be paid as expenses under such Employee Plan. Each Employer Plan intended to be qualified under Code Section 401(a) has received a determination letter to that effect from the Internal Revenue Service and no event has occurred and no amendment has been made that would adversely affect such qualified status;
          (g) With respect to any group health plans maintained by Adcare or its ERISA Affiliates, whether or not for the benefit of Adcare’s employees, Adcare and its ERISA Affiliate have complied in all material respects with the provisions of Part 6 of Title Family of ERISA and 4980B of the Code. Adcare is not obligated to provide health care benefits of any kind to its retired employees pursuant to any Employee Plan, including without limitation any group health plan, or pursuant to any agreement or understanding; and
          (h) Adcare has made available to Family a copy of the three (3) most recently filed federal Form 5500 series and accountant’s opinion, if applicable, for each Employee Plan and all applicable IRS determination letters.
     7.16 Litigation. Except as set forth on Section 7.16 of the Adcare Disclosure Schedule,
          (a) There are no Actions instituted, pending or to the Knowledge of Adcare, threatened, against Adcare, nor are there any outstanding judgments, decrees or injunctions against Adcare or any of its Assets or any rule or order of any Governmental Entity applicable to Adcare, in each case which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on Adcare.; and
          (b) There is no action, suit, proceeding, or claim pending or threatened against Adcare by persons not a party to this Agreement wherein an unfavorable decision, ruling, or finding would render unlawful or otherwise adversely affect the consummation of the transactions contemplated by this Agreement, nor to Adcare’s Knowledge is there any basis therefor.
     7.17 Compliance with Law. Except as set forth on Section 7.17 of the Adcare Disclosure Schedule,
          (a) Adcare is not in violation of, or in default with respect to, or in alleged violation of or alleged default with respect to, any applicable law rule, regulation, permit, or any writ or decree of any Governmental Entity, including without limitation, any laws, ordinances, rules, regulations, Permits, or orders relating to the business of Family, or the business operations and practices, health and safety, and employment practices of Adcare;
          (b) Adcare is not delinquent with respect to any report required to be filed with any Governmental Entity that has in the past certified or endorsed the business of Adcare; and
          (c) Adcare is not delinquent with respect to any reports required by private covenants or agreements to which it is a party.
     7.18 Taxes. Adcare has delivered to Family or its representatives as requested true, correct and complete copies of all federal, state, and other appropriate jurisdictional Tax returns, reports, and estimates regarding Adcare. Except as set forth on Section 7.18 of the Adcare Disclosure Schedule,

          (a) Each of the Tax Returns is complete, proper and accurate and has been filed with appropriate governmental agencies by Adcare for each period for which such Tax Return was due;
          (b) All Taxes shown by the Tax Returns to be due and payable have been timely paid;
          (c) The unpaid Taxes of Adcare for Tax periods through the date of the Adcare Reference Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Adcare Reference Balance Sheet exclusive of any accruals and reserves for “deferred taxes” or similar items that reflect timing differences between Tax and financial accounting principles. All Taxes attributable to the period from and after the date of the Adcare Reference Balance Sheet and continuing through the Closing Date are attributable to the conduct by Adcare of its operations in the ordinary course of business and are consistent both as to type and amount with Taxes attributable to such comparable period in the immediately preceding year. All Taxes that Adcare is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.
          (d) Adcare has not given or been requested to give, or executed, any extension of time or waiver of any statute of limitations with respect to federal, state, or other political subdivision income or other tax for any period;
          (e) Adcare has not received any notice of deficiency or assessment issued or proposed deficiency or assessment by the IRS or any other taxing authority, nor is there any basis therefor; and
          (f) The income Tax Returns of Adcare have been audited by the applicable Governmental Entity or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 7.18(f) of the Adcare Disclosure Schedule. No examination, audit or other dispute with respect to any material Tax Return of Adcare by any Governmental Entity is currently in progress or threatened or contemplated. Adcare has not been informed by any Governmental Entity that the Governmental Entity believes that Adcare was required to file any material Tax Return that was not filed. Adcare has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.
          (g) Adcare: (i) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (ii) has not made any payments, is not obligated to make any payments, or is a not party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Section 280G(b)(4)); (iii) has no liability for any Taxes of any person (other than Adcare) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract, or otherwise; or (iv) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b). Adcare has provided to Family the information necessary to accurately calculate any excise tax due under Section 4999 of the Code as a result of the transactions contemplated by this Agreement for which Adcare or Family may directly or indirectly become liable and the amount of deductions that may be disallowed under Section 280G of the Code as a result of the transactions contemplated by this Agreement.
     7.19 Insurance. Except as set forth on Section 7.19 of the Adcare Disclosure Schedule,

          (a) All insurance policies either maintained by Adcare or maintained by any other person which relates to Adcare or its assets in any manner as of the date hereof (collectively, the “Adcare Insurance Policies”) are still in full force and effect, and all premiums due thereon have been paid;
          (b) Adcare has complied in all material respects with the provisions of all Adcare Insurance Policies;
          (c) No claim is pending under any of the Adcare Insurance Policies;
          (d) There are no outstanding requirements or recommendations by any insurance company that issued any of the Adcare Insurance Policies or by any Board of Fire Underwriters or other similar body exercising similar functions or by any Governmental Entity exercising similar functions which requires or recommends any changes in the conduct of the business of, or any repairs or other work to be done on or with respect to any of the properties or Assets of, Adcare; and
          (e) Adcare has not received any notice or other communication from any such insurance company within the three (3) years preceding the date hereof canceling or materially amending or materially increasing the annual or other premiums payable under any of the Adcare Insurance Policies, and no such cancellation, amendment or increase of premiums is threatened.
     7.20 Environmental Matters. Except as set forth on Section 7.20 of the Adcare Disclosure Schedule,
          (a) Adcare is in compliance with all applicable federal, state and local laws and regulations relating to pollution control and environmental contamination including, but not limited to, all laws and regulations governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of Hazardous Materials (and all laws and regulations with regard to record keeping, notification and reporting requirements respecting Hazardous Materials;
          (b) Adcare has not received any notice from any Governmental Entity with respect to any alleged violation by it of any applicable federal, state or local environmental or health and safety statutes and regulations in connection with Adcare’s operations, nor is there any basis therefor;
          (c) Adcare has not received any notice that it is alleged to be in violation of, or has been subject to any administrative or judicial proceeding pursuant to, such laws and regulations, either now or at any time during the past five years;
          (d) There are no permits, licenses, consents, filings or other approvals necessary or required to be obtained or made by laws and regulations relating to Hazardous Material, pollution controls and environmental contamination in connection with Adcare’s business;
          (e) Adcare is not a party to any contract or other agreement relating to the storage, transportation, treatment or disposal of Hazardous Materials;
          (f) There are no claims or facts or circumstances that Adcare reasonably believes could form the basis for the assertion of any claim relating to environmental matters involving Adcare, including, but not limited to, any claim arising from past or present practices of the business of Adcare, or with respect to properties now or previously owned or leased, as asserted under CERCLA, or RCRA, or any other federal, state or local environmental statute, or the generation, use, treatment, disposal, discharge, ownership, operation, transportation, storage of Hazardous Materials, or any other related act or omission of Adcare;

          (g) Adcare is not subject to any remedial obligation under applicable law or administrative order or decree pertaining to environmental, health or safety statutes or regulations, including, without limitation, CERLA, RCRA or any similar state statute;
          (h) To Adcare’s Knowledge, no Hazardous Material or other substances known or suspected to pose a threat to health or the environmental have been disposed of or otherwise released on or near any real property or improvements of Adcare, and there are no off-site locations where Hazardous Materials associated in any way with Adcare have been generated, used, collected, treated, stored, transported, recycled, discharged or disposed of.
     7.21 Transactions with Affiliated Parties. Except as set forth on Section 7.21 of the Adcare Disclosure Schedule,
          (a) There are no transactions currently engaged in between Adcare and any party affiliated with Adcare (other than transactions inherent in the normal capacities of stockholders, officers, directors, or employees);
          (b) Except for the ownership of non-controlling interests in securities of corporations the shares of which are publicly traded, no party affiliated with Adcare has any investment or ownership interest, directly, indirectly, or beneficially, in any competitor or potential competitor, major supplier, or customer of Adcare; and
          (c) There are no agreements to which Adcare is a party under which the transactions contemplated by this Agreement (i) will require payment by Adcare or any consent or waiver from any stockholder, officer, director, employee, consultant or agent of Adcare, or (ii) will result in any change in the nature of any rights of any stockholder, officer, director, employee, consultant or agent of Adcare under any such agreement.
     7.22 Finder’s Fees; Certain Expenses. Capital City Partners LLC has advised and consulted with Adcare as Adcare’s investment banker in the transactions contemplated by this Agreement. M-II Partners LLC acted as finder. In this connection, the Constituent Corporations will, at Closing, pay investment banker fees in the amounts set forth in Section 7.22 of the Adcare Disclosure Schedule to: (a) Capital City Partners; and, (b) M-II Partners LLC. Except as specifically and expressly disclosed in this paragraph 7.22, each Party acknowledges and agrees that it has not relied upon, engaged the services of, nor is otherwise obligated to pay any other brokers, dealer, finders, and/or similarly designated party.
     7.23 SEC Filings. Adcare has filed with or furnished to the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents(including exhibits and all other information incorporated by reference) required to be so filed or furnished by it (the “Adcare SEC Documents"). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Adcare SEC Documents complied as to conform in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act"), as applicable, and the rules and regulations of the SEC thereunder applicable to such Adcare SEC Documents. None of the Adcare SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     7.24 Internal Controls. Adcare has implemented and maintains a system of internal controls over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that provide reasonable assurance that (i) transactions are executed only in accordance with authorizations of management and directors and (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP. Adcare has implemented and maintains disclosure controls and procedures sufficient to ensure that information required to be disclosed by Adcare in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time frames specified by the SEC’s rules and forms. None of Adcare or its Subsidiaries has been made aware of (A) any significant deficiencies or material weaknesses in the design or operation of Adcare’s internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act), which would, individually or in the aggregate, have a Material Adverse Effect on Adcare or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Adcare’s internal controls over financial reporting.
     7.25 Sarbanes-Oxley Compliance. The chief executive officer and chief financial officer of Adcare have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to any Adcare SEC Documents, except as disclosed in certifications filed with Adcare SEC Documents. Neither Adcare nor, to the knowledge of Adcare, any of its officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.
     7.26 Foreign Corrupt Practices Act. Neither Adcare nor any of its Subsidiaries (including any of their respective officers or directors) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.
ARTICLE VIII
COVENANTS OF FAMILY
     8.1 Conduct of Business of Family. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time or the termination of this Agreement, unless otherwise agreed to in writing by Adcare, Family shall conduct its business in the ordinary course consistent with past practice, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with all applicable laws, rules and regulations, keep its assets in good repair and working order except for ordinary wear and tear, maintain any existing insurance on the assets, and use commercially reasonable efforts, consistent with past practices, to maintain and preserve its present business organization, assets and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, after the date hereof and until the Effective Time or the termination of this Agreement, Family shall not without the prior written consent of Adcare:
          (a) except with respect to the spin off of its New PTRS, LLC subsidiary, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock;

          (b) split, combine or reclassify any of its capital stock (other than the conversion of Family Preferred Stock into Family Common Stock as part of this transaction) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities;
          (c) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities; provided, however, that nothing in this Section 8.1 shall prohibit Family from exercising contractual rights of repurchase of any shares of Family Capital Stock under any employee, consultant or director plan or agreement as in effect on the date hereof and disclosed on Section 5.2(b) of the Family Disclosure Schedule;
          (d) make any acquisition, by means of a merger or otherwise, of a material amount of assets or securities, other than acquisitions in the ordinary course consistent with past practice;
          (e) agree to any sale, lease, encumbrance or other disposition of a material amount of assets or securities or any material change in its capitalization, other than sales or other dispositions in the ordinary course consistent with past practice;
          (f) enter into any material contract other than in the ordinary course of business or agree to any release or relinquishment of any material contract rights;
          (g) incur any long-term debt or short-term debt for borrowed money except for debt incurred in the ordinary course consistent with past practice;
          (h) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of Family Capital Stock, options, warrants, convertible debt or other security convertible or exercisable into Family Capital Stock;
          (i) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents, except as expressly provided by this Agreement;
          (j) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of US $50,000 in the aggregate;
          (k) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve; except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof;
          (l) (A) enter into or adopt any employment or similar agreement with any person whose annual rate of cash compensation exceeds U.S. $150,000 per year pursuant to such employment agreement, (B) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (C) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (except for annual increases of the salaries of non-officer employees in the ordinary course of business), (D) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (E) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (F) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, or (G) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan; (p) make or rescind any material Tax election, make any material settlement or material compromise to any Tax liability or make any material amendments to any Tax Return; or (e) agree in writing or otherwise to take any of the foregoing actions or any action which would prevent or materially impair the satisfaction of any conditions in Article XII hereof.
     8.2 Acquisition Proposals.
          (a) Subject to Section 8.2(b), each of Adcare and Family agrees that it shall not, directly or indirectly, and shall instruct its officers, directors, employees, agents or advisors or other representatives or consultants not to, directly or indirectly, until the Effective Time or the termination of this Agreement, solicit or initiate any proposals or offers from any person relating to any Acquisition Proposal.
          (b) As promptly as reasonably practicable (and in any event within two days) after receipt of any Acquisition Proposal, the recipient thereof (“Receiving Party”) shall provide the other party (“Non-Receiving Party”) with written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry; the identity of the Person or Persons making any such Acquisition Proposal, request or inquiry; and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. The Receiving Party shall keep the Non-Receiving Party informed on a reasonably current basis of the status and details of any such Acquisition Proposal or request, and shall promptly (and in any event within two days) provide to the Non-Receiving Party a copy of all written materials subsequently provided to or by the Receiving Party in connection with such Acquisition Proposal or request.
          (c) Notwithstanding anything to the contrary contained in Section 8.2(a), in the event that after the date hereof and prior to obtaining the requisite stockholder approval, (1) either Family or Adcare receives an unsolicited, bonafide written Acquisition Proposal from a third party that did not result from a breach of this Section 8.2 and (2) its Board of Directors or a committee thereof determines in good faith (following consultation with its legal counsel) that such Acquisition Proposal is, or is reasonably likely to constitute an offer that is more favorable to the stockholders than the transactions contemplated by this Agreement, and is reasonably capable of being consummated (a “Superior Offer”), then such Receiving Party , its Board of Directors or a committee thereof may directly or indirectly through advisors, agents, other intermediaries or representatives, take the following actions:
                (i) furnish non-public information to the third party making such Acquisition Proposal (provided that (A) such Receiving Party enters into a confidentiality agreement the terms of which are at least as restrictive to the third party as the terms contained in the Confidentiality Agreement referred to in Section 10.9 with the third party prior to furnishing any non-public information, and (B) substantially concurrently with furnishing such information to such third party, such party furnishes copies of such information to the Non-Receiving Party , to the extent not previously provided to the Non-Receiving Party); and
                (ii) engage in discussions and negotiations (including exchanging draft agreements) with the third party (and its representatives) with respect to the Acquisition Proposal.

          (d) Except as expressly permitted in this Section 8.2(d), the Board of Directors of the Receiving Party (or any committee thereof) shall not: (A) withdraw, or modify or change in any manner adverse to the Non-Receiving Party its recommendation in favor of the Merger; (B) approve, adopt or recommend any Acquisition Proposal; or (C) approve or recommend, or allow itself or any subsidiary to enter into, any letter of intent, acquisition agreement or other similar agreement with respect to any Acquisition Proposal (any of the foregoing a “Change of Recommendation"). Notwithstanding anything to the contrary contained in this Section 8.2, in response to an unsolicited, bona fide written Acquisition Proposal after the date hereof and prior to obtaining the requisite stockholder approval, the Board of Directors of the Receiving Party, or any committee thereof, may effect a Change of Recommendation and terminate this Agreement to enter into a definitive agreement effectuating the Superior Offer described below, if, and only if, all of the following conditions set forth in clauses (i) through (v) are satisfied:
                (i) the Board of Directors of the Receiving Party, or any committee thereof, shall have determined in good faith (after consultation with outside legal counsel and financial advisors, its Board of Directors or any committee thereof) that such Acquisition Proposal constitutes a Superior Offer (after giving effect to all of the adjustments to the terms of this Agreement which may be offered by it including pursuant to clause (iii) below);
                (ii) The Receiving Party (A) shall deliver to the Non-Receiving Party written notice (a "Change of Recommendation Notice") of its intention to take such action, at least three business days (the “Notice Period") in advance, specifying in such notice the material terms and conditions of such Superior Offer (including the identity of the party making the Superior Offer); and (B) in the event of any material revisions to the Superior Offer after the start of the Notice Period, the Receiving Party shall promptly deliver a new Change of Recommendation Notice to the Non-Receiving Party and comply with the requirements of this clause (ii) with respect to such new notice;
                (iii) after delivering the Change of Recommendation Notice, the Receiving Party shall provide the Non-Receiving Party with an opportunity to make such adjustments in the terms and conditions of this Agreement during such three business day period, and negotiate with respect thereto during such three business day period;
                (iv) The Board of Directors of the Receiving Party, or any committee thereof, shall have determined, after consultation with outside legal counsel and financial advisors, its Board of Directors or any committee thereof, in good faith, that the failure of the Board of Directors to effect a Change of Recommendation or to terminate this Agreement would reasonably be expected to result in a breach of its fiduciary obligations to the stockholders under applicable Law; and
                (v) The Receiving Party shall not have breached any of the provisions set forth in this Section 8.2.
     8.3 Access to Information. Between the date hereof and the Effective Time, Family shall give Adcare and its authorized representatives such access during regular business hours to Family’s books, records, properties, personnel and to such other information as Adcare may reasonably request, both parties agreeing to mitigate at all times and to avoid where possible any intrusion into Family’s business or disruption of the relationship Family currently enjoys with its employees, vendors, consultants and agents. Family shall instruct its independent public accountants to provide access to their work papers and such other information as Adcare may reasonably request, and cause Family’s officers to furnish Adcare with such financial and operating data and other information with respect to the business and properties of Family as Adcare may reasonably request.
     8.4 Assurances. Upon the terms and subject to the conditions hereof, the Parties agree to use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and to cooperate in connection with the foregoing, including using commercially reasonable efforts (a) to obtain any necessary waivers, consents and approvals from other parties to material notes, licenses, agreements, and other instruments and obligations; (b) to obtain any material consents, approvals, authorizations and permits required to be obtained under any federal, state or local statute, rule or regulation; (c) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby; and (d) promptly to effect all necessary filings and notifications. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Surviving Corporation shall take all such action on behalf of Family .
     8.5 Spin-Off of New PTRS, LLC. Prior to the Effective Date, Family shall use its best efforts to spin off to its stockholders its Subsidiary, New PTRS, LLC in the form of a stock distribution (“Distribution”). The Parties intend the Distribution to qualify under Section 355 of the Code. Each of Family, the Family Stockholders and AdCare shall not take any action and shall not fail to take any action which action or failure to act could reasonably be expected to prevent the Distribution from qualifying, under Section 355 of the Code.
     8.6 Affiliate Legends. Section 8.6 of the Family Disclosure Schedule sets forth a list of those persons who are, in Family’s reasonable judgment, “affiliates” of Family within the meaning of Rule 145 promulgated under the Securities Act (“Rule 145 Affiliates”). Family shall notify Adcare in writing regarding any change in the identity of its Rule 145 Affiliates prior to the Closing Date. Adcare shall be entitled to place appropriate legends on the certificates representing the Adcare Common Stock to be received by Rule 145 Affiliates of Family pursuant to the Merger reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for Adcare Common Stock (provided that such legends or stop transfer instructions shall be removed one year after the Effective Time, upon the request of any holder of Adcare Common Stock issued pursuant to the Merger if such holder is not then a Rule 145 Affiliate of Adcare).
ARTICLE IX
COVENANTS OF ADCARE
     9.1 Conduct of Business of Adcare. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time or the termination of this Agreement, unless otherwise agreed to in writing by Family, Adcare shall conduct its business in the ordinary course consistent with past practice and shall use reasonable efforts to keep its assets in good repair and working order except for ordinary wear and tear, maintain any existing insurance on the assets, and preserve intact Adcare’s business. Without limiting the generality of the foregoing, after the date hereof and until the Effective Time or the termination of this Agreement, Adcare shall not:
          (a) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock;

          (b) except as contemplated by this Agreement, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities;
          (c) Except as set forth in Section 9.1(c) of the Adcare Disclosure Schedule, purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities; provided, however, that nothing in this Section 9.1 shall prohibit Adcare from exercising contractual rights of repurchase of any shares of Adcare Common Stock under any employee, consultant or director plan or agreement as in effect on the date hereof;
          (d) Except as set forth in Section 9.1(d) of the Adcare Disclosure Schedule, make any acquisition, by means of a merger or otherwise, of a material amount of assets or securities, other than acquisitions in the ordinary course consistent with past practice;
          (e) agree to any sale, lease, encumbrance or other disposition of a material amount of assets or securities or any material change in its capitalization, other than sales or other dispositions in the ordinary course consistent with past practice;
          (f) enter into any material contract other than in the ordinary course of business or agree to any release or relinquishment of any material contract rights;
          (g) incur any long-term debt or short-term debt for borrowed money except for debt incurred in the ordinary course consistent with past practice;
          (h) Except as set forth in Section 9.1(h) of the Adcare Disclosure Schedule, issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of Adcare Common Stock, options, warrants, convertible debt or other security convertible or exercisable into Adcare Common Stock;
          (i) Except as contemplated by this Agreement, amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;
          (j) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of US $50,000 in the aggregate;
          (k) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve; except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof;
          (l) (A) enter into or adopt any employment or similar agreement with any person whose annual rate of cash compensation exceeds U.S. $150,000 per year pursuant to such employment agreement, (B) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (C) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (except for annual increases of the salaries of non-officer employees in the ordinary course of business), (D) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (E) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (F) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, or (G) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan; (p) make or rescind any material Tax election, make any material settlement or material compromise to any Tax liability or make any material amendments to any Tax Return; or (e) agree in writing or otherwise to take any of the foregoing actions or any action which would prevent or materially impair the satisfaction of any conditions in Article XII hereof..
     9.2 Access to Information. Between the date hereof and the Effective Time, Adcare shall (a) give Family and its authorized representatives such access during regular business hours to Adcare’s books, records, properties, personnel and to such other information as Adcare reasonably request and shall instruct Adcare’s independent public accountants to provide access to their work papers and such other information as Adcare may reasonably request, and (b) cause its officers to furnish Adcare with such financial and operating data and other information with respect to the business and properties of Adcare as Family Adcare may reasonably request.
     9.3 Assurances. Upon the terms and subject to the conditions hereof, the Parties agree to use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and to cooperate in connection with the foregoing, including using commercially reasonable efforts (a) to obtain any necessary waivers, consents and approvals from other parties to material notes, licenses, agreements, and other instruments and obligations; (b) to obtain any material consents, approvals, authorizations and permits required to be obtained under any federal, state or local statute, rule or regulation; (c) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby; and (d) promptly to effect all necessary filings and notifications, subject to the terms of this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Surviving Corporation shall take all such action on behalf of Adcare.
ARTICLE X
ADDITIONAL AGREEMENTS
     10.1 Board of Directors. Subject to full compliance with all applicable laws, rules and regulations (including, without limitation, Section 14(f) of and Rule 14f-1 under the Exchange Act), as soon as possible after the Effective Time, Adcare shall take all action necessary before the Closing to cause the Adcare Board of Directors immediately after the Effective Time, to consist of nine (9) persons, one of whom shall be David Tenwick and one of whom shall be Kevin Ruark. Messrs. Tenwick and Ruark shall then choose seven (7) Directors, all of whom may currently sit on Adcare’s Board, provided that five (5) Directors are “independent”.
     10.2 Officers. At the Effective Time, David Tenwick will be appointed the Chairman of the Board of Adcare, and Kevin Ruark will be appointed President of home health care operations.
     10.3 Voting Trust Agreement. On or before Closing, Messrs. David Tenwick, Gary Wade, Jim Pilkington, and Kevin Ruark will execute an agreement to vote their shares in favor of the transactions contemplated in the Agreement for a period of not less than three (3) years post-Closing (“Voting Trust Agreement”).

     10.4 Press Releases. Adcare and Family will seek to consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby.
     10.5 Disclosure Schedules. Each of the Parties (“Receiving Party”) shall have a period of ten (10) days after receipt of the other Party’s (“Delivering Party”) Disclosure Schedule to object on the basis that one of more of the disclosures contained therein constitutes a Material Adverse Effect on the Delivering Party. Such notice shall provide reasonable detail regarding the basis for Receiving Party’s objection and the failure to provide notice as to any portion of a Delivering Party’s Disclosure Schedule within the time period shall constitute acceptance thereof by the Receiving Party. In the event that a Receiving Party provides notice of such objection within the time period provided, the Parties shall promptly meet and shall use their best and good faith efforts to agree upon an appropriate adjustment to the terms of the Merger or other resolution to address such event. If, following such efforts, the Parties are unable to arrive at a mutually agreeable adjustment or resolution to such objection, the matter shall be referred to a neutral mutually acceptable national or regional independent accounting firm with which no party hereto has had a preexisting relationship for resolution (the “Referee”). The decision of such issues by the Referee shall be final and binding on all parties. The parties shall submit their positions on the dispute to the Referee within thirty (15) days after referral, and shall direct the Referee to decide the dispute within fifteen (15) days after submission to it. The fees and expenses of the Referee shall be paid one-half by each Party.
     10.6 Increase in Authorized Shares. Subject to the terms hereof, at the Adcare Stockholders’ Meeting, Adcare shall propose and recommend that its Certificate of Incorporation be amended at the Effective Time to authorize a total of Thirty (30) million shares.
     10.7 Employment Agreements. Adcare will enter into mutually acceptable employment agreements with Messrs. David Tenwick, Gary Wade, Mike Williams, Jim Pilkington, and Kevin Ruark.
10.8 [Intentionally left blank].
     10.9 Confidentiality. The parties acknowledge that Adcare and Family have previously executed a confidentiality agreement, dated as of March 1, 2007 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, stockholder, stockholder or other agent of any party to this Agreement) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the proposed transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that such disclosure may not be made to the extent such disclosure would reasonably be expected to violate any applicable federal or state securities laws. For the purposes of the foregoing sentence: (a) the “tax treatment” of a transaction means the purported or claimed federal income tax treatment of the transaction; and (b) the “tax structure” of a transaction means any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction.
     10.10 Expenses. Except as otherwise expressly provided for herein, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including all legal, accounting, financial advisory, consulting and all other fees and expenses of (including the fees and expenses of third parties) (“Expenses”) incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be for the account of the respective Party incurring such fees and expenses.
     10.11 Registration Statement And “Blue Sky” Laws. Adcare will (A) use its commercially reasonable best efforts to cause to be filed the Registration Statement with the SEC registering the Adcare shares to be issued in connection with the Merger under the Securities Act, which Registration Statement shall provide for the issuance of such Adcare shares, and (B) use its commercially reasonable efforts to cause such Registration Statement to be declared effective by the SEC as soon as practicable after the Registration Statement is filed. All of the costs, fees and expenses related to the Registration Statement, including, without limitation, the legal fees of one counsel to the Family Stockholders (which fees shall not exceed $25,000), shall be for the account of Adcare provided however, if the Merger does not occur, the fees and expenses of counsel for Family shall be the account of Family. Adcare and Family shall also take any action required to be taken under any applicable state securities or “blue sky” laws in connection with the issuance of the shares of Adcare Common Stock in the Merger. Each of Adcare and Family shall timely furnish to the other all information concerning Adcare or Family, as the case may be, its financial condition, its officers, directors, stockholders, option holders and other security holders, as may be reasonably requested in connection with any action contemplated by this Section 10.11.
     10.12 [Intentionally left blank].
     10.13. Rule 16b-3 Exemption. The Board of Directors of Adcare, upon approving the Merger but prior to the consummation of the Merger, shall approve, in such form as is required by Rule 16b-3 promulgated by the SEC under the Exchange Act, the deemed acquisition of shares of Adcare Common Stock issued in connection with the Merger by the directors or officers of Family, if any, who will be (a) exchanging Family Capital Stock for Adcare Common Stock, and (b) functioning as directors or officers of Adcare following the Merger.
     10.14 Reorganization Matters.
          (a) The Parties intend the Merger to qualify as a reorganization under Section 368(a) of the Code. Each of Family, the Family Stockholders and Adcare shall not take any action and shall not fail to take any action which action or failure to act could reasonably be expected to prevent the Merger from qualifying, as a reorganization under Section 368(a) of the Code.
          (b) Each of Family, the Family Stockholders and Adcare shall report the Merger as a reorganization within the meaning of Section 368 of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
     10.15 Governmental Approvals.
          (a) The Parties shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits and authorizations of all third parties and Governmental Entities which are necessary to consummate the transactions contemplated by this Agreement (“Governmental Approvals”), and to comply with the terms and conditions of all such Governmental Approvals. Each of the Parties shall use their reasonable best efforts to, and shall use their reasonable best efforts to cause their respective Representatives and other Affiliates to, file within 20 days after the date hereof, and in all events shall file within 60 days after the date hereof, all required initial applications and documents in connection with obtaining the Governmental Approvals and shall act reasonably and promptly thereafter in responding to additional requests in connection therewith. Adcare and Family shall have the right to review in advance, and to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Adcare and Family, as the case may be, and any of Adcare’s subsidiaries, directors, officers and stockholders which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, each of Adcare and Family (the “Notifying Party”) will notify the other promptly of the receipt of comments or requests from

Governmental Entities relating to Governmental Approvals, and will supply the other Party with copies of all correspondence between the Notifying Party or any of its Representatives and Governmental Entities with respect to Governmental Approvals.
          (b) Adcare and Family shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any approval needed from a Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed. Adcare and Family shall take any and all actions reasonably necessary to vigorously defend, lift, mitigate and rescind the effect of any litigation or administrative proceeding adversely affecting this Agreement or the transactions contemplated hereby or thereby, including, without limitation, promptly appealing any adverse court or administrative order or injunction to the extent reasonably necessary for the foregoing purposes.
          (c) Notwithstanding the foregoing or any other provision of this Agreement, Adcare shall have no obligation or affirmative duty under this Section 10.15 to cease or refrain from the ownership of any Assets, or the association with any Person which association is material to the operations of Adcare, whether on the date hereof or at any time in the future.
ARTICLE XI
INDEMNIFICATION
     11.1 Survival of Representations and Warranties. The respective representations and warranties of Family and Adcare contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time. This Section 11.1 shall have no effect upon any other obligations of the parties hereto, whether to be performed before or after the consummation of the Merger.
     11.2 Indemnification by Family. Family shall protect, indemnify and hold harmless Adcare, and its respective officers, directors, stockholders, attorneys, accountants, employees, affiliates, heirs, beneficiaries, legal representatives, successors and assigns, from any and all demands, claims, actions, causes of actions, lawsuits, proceedings, judgments, losses, damages, injuries, liabilities, obligations, expenses and costs (including costs of litigation and attorneys’ fees), arising from any breach of any agreement, representation or warranty made by Family in this Agreement.
     11.3 Indemnification by Adcare. Adcare shall protect, indemnify and hold harmless Family, and their respective officers, directors, stockholders, attorneys, accountants, employees, affiliates, heirs, beneficiaries, legal representatives, successors and assigns, from any and all demands, claims, actions, causes of actions, lawsuits, proceedings, judgments, losses, damages, injuries, liabilities, obligations, expenses and costs (including costs of litigation and attorneys’ fees), arising from any breach of any agreement, representation or warranty made by Adcare in this Agreement.
ARTICLE XII
CONDITIONS TO CLOSING
     12.1 Conditions to the Parties’ Obligations to Close. The respective obligations of Family and Adcare to enter into the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:
          (a) This Agreement and the Merger shall have been authorized and approved by the requisite vote of the stockholders of Family under applicable law and Family’s Articles of Incorporation and Bylaws and by the requisite vote of the stockholders of Adcare under applicable law and Adcare’s Certificate of Incorporation and Code of Regulations.
          (b) As of the Effective Time, no action, suit or proceeding shall have been instituted or, to the knowledge of the parties, be pending or threatened before any court or other governmental body by any public agency or governmental authority seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated hereby or to seek damages or other relief in connection therewith against any officer or director of Family or Adcare;
          (c) The Registration Statement shall have been declared effective in accordance with the provisions of the Securities Act and Blue Sky Laws, if applicable, and no stop order with respect to the Registration Statement shall be in effect and no proceeding for that purpose shall have been instituted by the SEC;
          (d) Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a Material Adverse Effect on Adcare or Family; and
          (e) All third party and other consents required for the Merger shall have been obtained.
     12.2 Further Conditions to Family’s Obligations to Close. The obligations of Family to enter into the Merger are further subject to the satisfaction at or prior to the Effective Time of the following conditions:
          (a) Each of the representations and warranties of Adcare contained in this Agreement and in the Adcare Disclosure Schedule shall be true and correct in all material respects at and as of the Closing as if each such representation and warranty were made at and as of the Closing (except in each case (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date; (ii) for changes contemplated by this Agreement and (iii) where the failure to be true and correct individually or in the aggregate has not had a Material Adverse Effect on Adcare), and Adcare shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it prior to or at the Closing, and at the Closing there shall be delivered to Family customary bring-down certificates (each dated as of the Closing, signed by Adcare) to the foregoing effects; and
          (b) In preparation of the transactions contemplated in the Agreement, Family may enter into one or more promissory notes with the entities and in the amounts set forth in Section 12.2 of the Family Disclosure Schedule, not to exceed Five Million Dollars ($5,000,000) in the aggregate. In this connection and as further assurances to Family, the Parties will assign the highest priority to discharging and otherwise paying down the notes according to their terms.
          (c) Since the date of this Agreement there shall not have been any change, event, circumstance, development or effect that individually or in the aggregate has had a Material Adverse Effect on Adcare and its subsidiaries.
     12.3 Further Conditions to Adcare’s Obligations to Close. The obligations of Adcare to enter into the Merger are further subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Each of the representations and warranties of Family contained in this Agreement and in the Family Disclosure Schedule shall be true and correct in all material respects at and as of the Closing as if each such representation and warranty were made at and as of the Closing, (except in each case (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date; (ii) for changes contemplated by this Agreement and (iii) where the failure to be true and correct individually or in the aggregate has not had a Material Adverse Effect on Family, and Family shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it prior to or at the Closing, and at the Closing there shall be delivered to Adcare customary bring-down certificates (each dated as of the Closing, signed by Family) to the foregoing effects;
          (b) The Registration Statement shall have been declared effective in accordance with the provisions of the Securities Act and Blue Sky Laws, if applicable, and no stop order with respect to the Registration Statement shall be in effect and no proceeding for that purpose shall have been instituted by the SEC;
          (c) Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a Material Adverse Effect on Adcare or Family; and,
          (d) Family’s Subsidiary, New PTRS, LLC shall have been spun-off to Family’s stockholders such that it will not constitute any part of Family’s assets at the Effective Time and Adcare shall be reasonably satisfied with the March 30 financial statements of Family consistent with its obligations as a public company for review of quarterly financial statements with its auditors; and
          (e) Since the date of this Agreement there shall not have been any change, event, circumstance, development or effect that individually or in the aggregate has had a Material Adverse Effect on Family.
ARTICLE XIII
ABANDONMENT OF MERGER
     13.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after adoption and approval of this Agreement by the stockholders of Family or the stockholders of Adcare:
          (a) By mutual consent of the Boards of Directors of Family and Adcare;
          (b) By the Board of Directors of Family if any of the conditions set forth in Section 12.1 or 12.2 are not satisfied in any respect (and not waived by Family) on or before the Closing, or if the Closing has not occurred before the end of business hours on September 30, 2007, other than due to a breach of this Agreement by Family;
          (c) By the Board of Directors of Adcare if any of the conditions set forth in Section 12.1 or 12.3 are not satisfied in any respect (and not waived by Adcare) on or before the Closing, or if the Closing has not occurred before the end of business hours on September 30, 2007, other than due to a breach of this Agreement by Adcare;

          (d) by either Adcare or Family if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;
          (e) by either Adcare or Family if at the Family Stockholders Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Family Voting Proposal is taken, the requisite vote of the stockholders of Family in favor of the Family Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 13.1(e) shall not be available to any party seeking termination if, at such time, such party is in material breach of or has failed to fulfill any of its material obligations under this Agreement and such breach or failure has been a principal cause of the inability to obtain the requisite vote of such stockholders;
          (f) by either Adcare or Family if at the Adcare Stockholders Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Adcare Voting Proposal is taken, the requisite vote of the stockholders of Adcare in favor of the Adcare Voting Proposal shall not have been obtained (provided the right to terminate this Agreement under this Section 13.1(f) shall not be available to any party seeking termination if, at such time, such party is in material breach of or has failed to fulfill any of its material obligations under this Agreement and such breach or failure has been a principal cause of the inability to obtain the requisite vote of such stockholders;
          (g) by Adcare, if the Family Board (or any committee thereof) shall have failed to recommend approval of the Family Voting Proposal in its proxy or information statement or shall have withdrawn or modified its recommendation of the Family Voting Proposal;
          (h) by Family, if the Adcare Board (or any committee thereof) shall have failed to recommend approval of the Adcare Voting Proposal in its proxy or information statement or shall have withdrawn or modified its recommendation of the Adcare Voting Proposal; or
          (i) by either Adcare or Family pursuant to and in accordance with the terms of Section 8.2(d) if prior to their respective stockholder’s meetings, either party shall have entered into a definitive agreement to effectuate a Superior Offer.
     13.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 13.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Adcare, Family, or their respective officers, directors, stockholders or Affiliates; provided that (i) any such termination shall not relieve any party from liability for any willful breach of this Agreement (which includes, without limitation, the making of any representation or warranty by a party in this Agreement that the party knew was not true and accurate when made) and (ii) the provisions of any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time and the Confidentiality Agreement, as amended hereby, shall remain in full force and effect and survive any termination of this Agreement.
     13.3 Fees and Expenses.
          (a) Except as set forth in this Section 13.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided however, that Family and Adcare shall share equally all fees and expenses incurred with respect to the preparation and filing of the Proxy Statement/Prospectus (including any related preliminary materials), and the Registration Statement and any amendments or supplements thereto.
          (b) Family shall pay Adcare a termination fee of US $500,000 in the event of the termination of this Agreement:
                (i) by Adcare pursuant to Section 13.1(e) if, at the time of such termination, Family is in willful breach of any of its obligations under Article 7 of this Agreement and such breach has been the principal cause of the inability to consummate the Merger or the failure to obtain the requisite vote of the stockholders of Family in favor of the Family Voting Proposal; or
                (ii) by Adcare pursuant to Section 13.1(g);
                (iii) by Family pursuant to 13.1(h); or
                (iv) by Family pursuant to 13.1(i).
          (c) Adcare shall pay Family a termination fee of US $500,000 in the event of the termination of this Agreement:
                (i) by Family pursuant to Section 13.1(f) if, at the time of such termination, Adcare is in willful breach of any of its obligations under Article 8 of this Agreement and such breach has been the principal cause of the inability to consummate the Merger or the failure to obtain the requisite vote of the stockholders of Adcare in favor of the Adcare Voting Proposal; or
                (ii) by Family pursuant to Section 13.1(h), except where the failure of the Adcare Board to recommend approval of the Adcare Voting Proposal in its proxy or information statement or its withdrawal or modification of its recommendation is as a result of the receipt by Adcare of a Superior Offer;
                (iii) by Adcare pursuant to Section 13.1(h); or
                (iv) by Adcare pursuant to Section 13.1(i).
          (d) Each party acknowledges that the agreements contained in this Section 13.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If any party fails to promptly pay any expense reimbursement or fee due hereunder, such party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America, plus five percent per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid. Payment of the fees and expenses described in this Section 13.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in Section 13.2.
ARTICLE XIV
MISCELLANEOUS PROVISIONS
     14.1 Complete Agreement. This Agreement (together with the Confidentiality Agreement and Disclosure Schedules) is the complete and exclusive statement of the agreement of the parties with respect to the subject matter hereof, and all prior negotiations and agreements between the parties are superseded by this Agreement.
     14.2 Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party entitled to the benefit thereof, and any term, condition or covenant hereof (including, without limitation, the period during which any condition is to be satisfied or any obligation performed) may be amended by the parties at any time. Any waiver, extension or amendment shall be evidenced by any instrument in writing executed on behalf of the appropriate party or parties or on its behalf by its Chairman or President who has been authorized by its Board of Directors to execute waivers, extensions or amendments on its behalf.
     14.3 Assignment; Binding Effect. This Agreement may not be assigned by either party without the written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.
     14.4 Notices. Any notice, demand, claim or other communication under this Agreement shall be in writing and shall be deemed to have been given upon the delivery or mailing thereof, as the case may be, if delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the parties at such address as a party may specify by notice to the other.
     14.5 Governing Law. AS TO ALL MATTERS OF LAW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE BE APPLICABLE UNDER PRINCIPLES OF CONFLICTS OF LAW.
     14.6 Headings. Any headings in this Agreement are solely for convenience of reference and shall not affect its interpretation.
     14.7 Execution of Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
     14.8 Severability. If any provision of this Agreement is held or deemed to be, or in fact is, invalid, inoperative or unenforceable for any reason, this Agreement shall be construed as though such invalid, inoperative or unenforceable provision had never been contained in this Agreement.
     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

“Adcare"		“Family”

By:	/s/ David A. Tenwick	By:	/s/ Kevin Ruark

	Name: David A. Tenwick Title: Chairman		Name: Kevin Ruark Title: President